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                                                                    EXHIBIT 4.28

AGREEMENT FOR SALE AND PURCHASE OF
TREES

BETWEEN

FLETCHER CHALLENGE FORESTS INDUSTRIES LIMITED

AND

TEAL 4 LIMITED

                                                         [SIMPSON GRIERSON LOGO]

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                                TABLE OF CONTENTS

1.     INTERPRETATION...........................................................      1
2.     CONDITIONS...............................................................      6
3.     NON-COMPLETION FEE.......................................................      9
4.     SALE AND PURCHASE........................................................      9
5.     PURCHASE PRICE AND PAYMENT...............................................      9
6.     PENDING SETTLEMENT.......................................................     10
7.     SETTLEMENT...............................................................     11
8.     DUE DILIGENCE MATTERS....................................................     12
9.     RISK.....................................................................     14
10.    GOODS AND SERVICES TAX...................................................     16
11.    WARRANTIES...............................................................     16
12.    COSTS....................................................................     22
13.    DELAY....................................................................     22
14.    ASSIGNMENT...............................................................     22
15.    RESOLUTION OF DISPUTES...................................................     23
16.    CONFIDENTIALITY..........................................................     24
17.    SEVERABILITY.............................................................     25
18.    LIMITED RECOURSE.........................................................     25
19.    NOTICES..................................................................     26
20.    ENTIRE AGREEMENT.........................................................     28
21.    MODIFICATION.............................................................     28
22.    WAIVER ..................................................................     28
23.    COUNTERPARTS.............................................................     28
24.    FURTHER ASSURANCES.......................................................     28
25.    NO MERGER................................................................     28
26.    APPLICABLE LAW...........................................................     29
27.    NO PARTNERSHIP...........................................................     29

SCHEDULE ONE: WARRANTIES
ANNEXURE ONE: FORESTRY RIGHT
ANNEXURE TWO: INFRASTRUCTURE AGREEMENT
ANNEXURE THREE: MANAGEMENT AGREEMENT
ANNEXURE FOUR: WOOD SUPPLY AGREEMENT
ANNEXURE FIVE: DEED OF ASSIGNMENT
ANNEXURE SIX: DUE DILIGENCE INFORMATION REQUESTED BY TEAL
ANNEXURE SEVEN: UNDERTAKING FROM FLETCHER CHALLENGE INDUSTRIES LIMITED

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THIS AGREEMENT is dated the              day of                             2003

BETWEEN FLETCHER CHALLENGE FORESTS INDUSTRIES LIMITED an incorporated company having its registered office in Auckland ("FCF")

AND TEAL 4 LIMITED, an incorporated company having its registered office in Auckland ("Teal")

BACKGROUND

A. FCF is a New Zealand registered company holding a leadership position in New Zealand's forest industries.

B. Teal has been established as a special purpose vehicle to acquire the Trees and the Forestry Right. Teal is exclusively advised and managed by UBS Timber Investors, a division of UBS Global Asset Management (New
         York), Inc., a portion of the asset management division of UBS AG.

C. FCF and Teal wish to undertake a transaction under which FCF will sell the Trees to Teal, and create a Forestry Right over the Land in favour of Teal, to be registered pursuant to the Forestry Rights Registration Act 1983.

D. Teal will be granted certain rights to the Trees pursuant to the Forestry Right.

E. On settlement of this agreement, FCF and Teal will be required to execute and deliver an Infrastructure Agreement, a Management Agreement and a Wood Supply Agreement which will set out arrangements between the parties in relation to access to the Land and management of the Trees, and in relation to the supply of certain Trees to FCF.

F. FCF agrees to sell and Teal agrees to purchase the Trees on the terms of this agreement.

THE PARTIES AGREE:

1.       INTERPRETATION

         In this agreement unless the context indicates otherwise:

         1.1      DEFINITIONS:

                  "ADDITIONAL DUE DILIGENCE INFORMATION" means

                  (a) the due diligence information within the scope of the Due Diligence Information Request that is not included in the Disclosure Letter and that FCF supplies to Teal under clause 8.4

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Agreement for Sale and Purchase of Trees                                  Page 2

                           in the period following delivery of the Disclosure Letter up to 19 February 2003 in response to the Due Diligence Information Request; and

                  (b) any additional information reasonably requested by Teal to clarify any of the due diligence information previously supplied by FCF in response to the Due Diligence Information Request;

                  but, unless otherwise agreed in writing by the parties, excludes any information requested by Teal that is not within the scope of the Due Diligence Information Request;

                  "AFFECTED TREES" means Trees destroyed or materially damaged by fire, windthrow or any other cause howsoever for the purposes of clause 9;

                  "AFFILIATES" of a person shall mean a person controlled by, controlling or under common control with, such person and for the purposes of this definition Forestry Corporation of New Zealand Limited (In Receivership) is not an Affiliate of any party;

                  "BILL RATE" means the average of the bid rates for 90-day bank accepted bills of exchange, expressed as a percentage per annum as quoted on Reuters page BKBM (subject to manifest error) as fixed at 10.45_am on each Business Day following the due date;

                  "BUSINESS DAY" means a day on which registered banks are open for banking business in Auckland, excluding Saturdays, Sundays and public holidays;

                  "CONDITIONS" means the conditions set out in clause 2;

                  "CONFIDENTIAL INFORMATION" means any information:

                  (a) relating to the terms of this agreement and the Related Agreements;

                  (b) disclosed by either party to the other party on the express basis that such information is confidential including any information disclosed by FCF to Teal under clause 8;

                  provided that, where information relates exclusively to one party, nothing in this agreement will require that party to maintain confidentiality in respect of that information;

                  "DEED OF ASSIGNMENT" means the deed of assignment relating to the assignment of GST input credits attached to this agreement in Annexure Five;

                  "DEFAULT INTEREST RATE" means interest calculated daily at the Bill Rate plus 4% per annum ;

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Agreement for Sale and Purchase of Trees                                  Page 3

                  "DISCLOSURE LETTER" means the letter in the form agreed by the parties written by FCF qualifying certain Warranties, which will be delivered as a separate document, dated and signed, to Teal prior to execution of this agreement;

                  "DUE DILIGENCE INFORMATION REQUEST" means the list of due diligence information that Teal requires FCF to provide during the course of the due diligence review contemplated in clause
                  2.1.3 and that is listed in Annexure Six;

                  "ENCUMBRANCE" means mortgage, lien, charge, pledge, title retention, caveat, option, right of pre-emption, tenancy, third party right, or security interest of any kind (including but not limited to a security interest as defined in the Personal Property Securities Act 1999) but excludes the interests created under the Geothermal Development Deed, and any document, caveat, transfer or encumbrance, whether lawfully and properly registered against the Land or not, which is intended to protect interests created under the terms of the Geothermal Development Deed, the Geothermal Sale Agreement, or the Geothermal Easement;

                  "ENVIRONMENTAL LAW" means all applicable law relating to any aspect of:

                  (a)      the environment;

                  (b)      the Trees and the Land;

                  (c) substances which may have an adverse effect on the environment; and

                  (d) the carrying on or permitting of activities which may have an adverse effect on the environment;

                  whether pursuant to the Resource Management Act 1991, any other statutes, under the common law or otherwise;

                  "FCF'S SOLICITORS" means Phillips Fox, Barristers and Solicitors, at Auckland;

                  "FORESTRY CONSULTANT" means a reputable forestry expert with relevant experience;

                  "FORESTRY RIGHT" means the forestry right to be entered into between Teal and FCF in accordance with the provisions of the Forestry Rights Registration Act 1983 and in relation to certain identified Stands and which is attached to this agreement in Annexure One;

                  "GEOTHERMAL ARRANGEMENTS" has the meaning ascribed to it in the Forestry Right;

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Agreement for Sale and Purchase of Trees                                  Page 4

                  "GEOTHERMAL DEVELOPMENT DEED" means the geothermal development deed between Fletcher Challenge Energy Power Generation Limited (now Shell Exploration NZ Limited) and Fletcher Challenge Forests Limited (now Fletcher Challenge Forests Industries Limited) dated 18 July 1997 to the extent that it applies to the Land;

                  "GEOTHERMAL EASEMENT" means the geothermal exploitation and electricity rights (in gross) and a profit a prendre in favour of Contact Energy Limited created by Transfer No._B607787.9 (South Auckland Registry);

                  "GEOTHERMAL SALE AGREEMENT" means the agreement for sale and purchase of geothermal exploitation rights dated 8 June 2000 between Fletcher Challenge Energy Power Generation Limited (now Shell Exploration NZ Limited), Mighty River Power Investments Limited and Tauhara Development Limited;

                  "GOODS AND SERVICES TAX" or "GST" means tax levied in accordance with the GST Act and includes any tax levied in substitution for such tax and excludes any penalties and interest;

                  "GST ACT" means the Goods and Services Tax Act 1985;

                  "GST AMOUNT" is defined in clause 10.1 of this agreement;

                  "INFRASTRUCTURE AGREEMENT" means the infrastructure agreement to be entered into between Teal and FCF for the provision of certain services by FCF and attached to this agreement in Annexure Two;

                  "LAND" means the land the subject of the Forestry Right and more particularly comprised and described in the Forestry Right;

                  "MANAGEMENT AGREEMENT" means the management agreement to be entered into between Teal and FCF pursuant to which FCF will manage the Tauhara forest and attached to this agreement in Annexure Three;

                  "MANAGEMENT PLANS" means management plans as that term is defined in the Management Agreement;

                  "PURCHASE PRICE" means US$20 million excluding GST;

                  "PURPOSE" means purpose as that term is defined in the Forestry Right.

                  "RECORDS" means all documents, photographs, maps and any other records, including but not limited to stand records, (stored or documented in whatever form) held by FCF in relation to FCF's ownership and management of the Trees but excludes any records that FCF is required by any law to retain but includes copies of them;

                  "RELATED AGREEMENTS" means the Forestry Right, Infrastructure Agreement, Management Agreement, Wood Supply Agreement and

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Agreement for Sale and Purchase of Trees                                  Page 5

                  Deed of Assignment as amended by agreement between the parties prior to the Settlement Date;

                  "SCHEDULE" means a schedule to this agreement, unless this agreement expressly provides otherwise;

                  "SETTLEMENT" means the performance by FCF of FCF's obligations under clause 7 and the performance by Teal of Teal's obligations under clause 7;

                  "SETTLEMENT DATE" means the date 10 Business Days immediately following the date on which the Conditions are satisfied or waived pursuant to clause 2 or if such date does not meet the requirements of the last sentence of clause 5.2, the first Business Day following which does or, as the parties may agree, any other date on which Settlement is to take place;

                  "SPECIFIED PERSONS" for the purposes of clause 1.5.3 of Warranty means Kevin Cooney, Bill McCallum, Ian Jenkin, Mike Bartells, Ian Piebenger, Gavin Williamson, Dean Neilson, Doug McNab, Spencer Hill, Terry McFadgen, Ian Boyd, John Dell, Paul Gillard, Richard Parker, Clement Chia and Brian Johnson;

                  "STAND" means those parts of the Land comprising specific plantation areas of the age class, area and silvicultural condition described in Schedule Two of the Forestry Right;

                  "SUM" has the meaning ascribed to it in clause 2.6;

                  "TREES" means those Pinus radiata trees growing, standing or lying on the Stands as at the date of this agreement and any logs or forest produce arising from such trees and, unless the context otherwise requires, includes the Records;

                  "TEAL'S SOLICITORS" means Simpson Grierson, Barristers and Solicitors, at Auckland;

                  "WARRANTIES" means the warranties contained in Schedule One;

                  "WOOD SUPPLY AGREEMENT" means the wood supply agreement to be entered into between Teal and FCF pursuant to which Teal will supply wood to FCF and attached to this agreement in Annexure Four;

         1.2 PARTIES: references to parties are references to parties to this agreement;

         1.3 PERSONS: references to persons shall be deemed to include references to individuals, companies, corporations, firms, partnerships, joint ventures, associations, organisations, trusts, states or agencies of state, government departments and municipal authorities or other regulatory bodies or regulatory authorities in each case whether or not having separate legal personality;

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Agreement for Sale and Purchase of Trees                                  Page 6

         1.4 DEFINED EXPRESSIONS: expressions defined in the main body of this agreement bear the defined meaning in the whole of this agreement including the recitals;

         1.5 DOLLARS: references to dollars or $ are references to NZ dollars except in relation to the Purchase Price and the Sum payable under clause 2.6, which are references to US dollars;

         1.6 CLAUSES, SCHEDULES AND BACKGROUND: references to clauses, schedules and background are references to clauses, schedules and background to this agreement unless otherwise indicated;

         1.7 HEADINGS: section, clause and other headings are for ease of reference only and shall not be deemed to form any part of the context or to affect the interpretation of this agreement;

         1.8 SINGULAR AND PLURAL: words importing the singular number shall include the plural and vice versa;

         1.9 SCHEDULES AND ANNEXURES: the schedules and annexures to this agreement and the provisions and conditions contained in such schedules and annexures shall have the same effect as if set out in the body of this agreement;

         1.10 NEGATIVE OBLIGATIONS: any obligation not to do anything shall be deemed to include an obligation not to suffer, permit or cause that thing to be done;

         1.11 GENDER: words importing one gender shall include the other genders;

         1.12 STATUTES AND REGULATIONS: references to a statute include references to regulations, orders or notices made under or pursuant to such statute or regulations made under the statute and references to a statute or regulation include references to all amendments to that statute or regulation whether by subsequent statute or otherwise and a statute or regulation passed in substitution for the statute or regulation referred to as incorporating any of the provisions; and

         1.13 DISPOSAL: references to disposal include sale, exchange, transfer, assignment, lease or parting with possession or control of, and the word "dispose" means to make a disposal.

2.       CONDITIONS

         2.1 CONDITIONS: This agreement is subject to the following conditions:

                  2.1.1 STATUTORY CONSENTS: receipt by Teal, on terms acceptable to Teal, of all requisite statutory consents, clearances and authorisations (if any) necessary or desirable for Teal's acquisition of the Trees;

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Agreement for Sale and Purchase of Trees                                  Page 7

                  2.1.2 BANKS CONSENTS: receipt by FCF, on terms acceptable to FCF, of all consents required from FCF's bankers to the transaction contemplated by this agreement;

                  2.1.3 DUE DILIGENCE: Teal, in Teal's sole discretion and judgment, being satisfied with Teal's due diligence review of the Trees, the Land and any matter which in Teal's discretion is relevant to its decision whether or not to purchase the Trees.

         2.2 FULFILMENT OF CONDITIONS: The parties will each make all appropriate applications, diligently pursue those applications, do all other acts, matters and things within their power and control and supply all such information reasonably required to satisfy the Conditions. For the avoidance of doubt, FCF shall provide all assistance, information and documents reasonably required by Teal to enable Teal to satisfy the condition in clause 2.1.1.

         2.3 BENEFIT OF CONDITIONS: Conditions 2.1.1 and 2.1.3 are inserted solely for the benefit of Teal who may waive them at Teal's discretion. Condition 2.1.2 is inserted solely for the benefit of FCF who may waive it at FCF's discretion.

         2.4      NON-FULFILMENT OF CONDITIONS: If all the Conditions in:

                  2.4.1    CLAUSES 2.1.1 AND 2.1.2: Clauses 2.1.1 and 2.1.2 have
                           not been fulfilled or waived in accordance with this agreement by 5.00pm on 28 February 2003 or such later date as may be agreed in writing by the parties;

                  2.4.2 CLAUSE 2.1.3: Clause 2.1.3 has not been fulfilled or waived in accordance with this agreement by the later of 5.00pm on 12_March 2003, the date 10 Business Days after FCF obtains bank consent pursuant to clause 2.1.2, or the date eight Business Days after FCF obtains bank confirmation pursuant to clause 2.5, or such later date as may be agreed in writing by the parties;

                  then either party may terminate this agreement by notice to the other of them in which case this agreement (other than clauses 3 (but only if this agreement is terminated by FCF due to the Condition in clause 2.1.2 not being satisfied) and 16, which will survive termination) will end and no party will have any claim against any other party arising under or in connection with termination.

         2.5 BANK CONFIRMATION: Within 2 Business Days of the Condition in clause 2.1.2 being satisfied or waived in accordance with this agreement, FCF will procure that any lender holding an Encumbrance over the Land and the Trees provides confirmation of its consent, on usual terms for such consents, to provide at Settlement the unconditional release of each Encumbrance over the Trees and the unconditional consent to the creation and registration of the Forestry Right. If FCF is unable to

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Agreement for Sale and Purchase of Trees                                  Page 8

                  provide such confirmation by 4 March 2003, FCF shall before 4.30_pm on that day pay to Teal's Solicitors in immediately available cleared funds a bond of NZ$307,692.31 to be held on the following terms:

                  2.5.1 BOND HELD ON TRUST: Teal's Solicitors must hold the bond as stakeholder on trust in an interest bearing account in the names of both parties until Settlement or termination of this agreement;

                  2.5.2 RISK OF LOSS OF BOND: The risk of loss of the bond rests with the party who has the right to payment of the bond on Settlement or termination of this agreement;

                  2.5.3 ENTITLEMENT TO BOND: The bond is to be paid by Teal's Solicitors as follows:

                           (a) If Settlement takes place, or this agreement is terminated other than due to the default of FCF, it is to be refunded forthwith to FCF;

                           (b) If this agreement is terminated due to the default of FCF, it becomes the property of Teal, and shall be paid forthwith to it accordingly, provided that Teal cannot receive payment under this clause and under clause 3.

                  2.5.4 ENTITLEMENT TO INTEREST ON BOND: The interest earned on the bond must be paid by Teal's Solicitors to the party entitled to be paid the bond under clause 2.5.3.

                  2.5.5 SOLICITORS' LETTER ABOUT BOND: Teal will procure Teal's Solicitors to provide a letter addressed to both parties confirming the terms on which the bond will be held pursuant to this clause 2.5.

         2.6 PAYMENT OF SUM: One (1) Business Day after the Condition in clause 2.1.3 is satisfied or waived in accordance with this agreement, Teal must pay the sum of US$153,846.16 ("Sum") to Teal's Solicitors, which is to be held on the following terms:

                  2.6.1 SUM HELD ON TRUST: Teal's Solicitors must hold the Sum as stakeholder on trust in an interest bearing account in the names of both parties until Settlement or termination of this agreement;

                  2.6.2 RISK OF LOSS OF SUM: The risk of loss of the Sum rests with the party who has the right to payment of the Sum on Settlement or termination of this agreement;

                  2.6.3 ENTITLEMENT TO SUM: The Sum is to be paid by Teal's Solicitors as follows:

                           (a) SETTLEMENT: If Settlement takes place, it is to be paid to FCF in part payment of the Purchase Price;

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Agreement for Sale and Purchase of Trees                                  Page 9

                           (b) TERMINATION DUE TO FCF'S DEFAULT: If this agreement is terminated under clauses 9.2.1(a) or 11.16, or otherwise because of FCF's default, it is to be paid to Teal; and

                           (c) TERMINATION DUE TO TEAL'S DEFAULT: If this agreement is terminated because of the default of Teal, it becomes the property of FCF and is to be paid to FCF.

                  2.6.4 ENTITLEMENT TO INTEREST ON SUM: The interest earned on the Sum must be paid by Teal's Solicitors to the party entitled to be paid the Sum under clause 2.6.3.

                  2.6.5 SOLICITORS' LETTER ABOUT SUM: Teal will procure Teal's Solicitors to provide a letter addressed to both parties confirming the terms on which the Sum will be held pursuant to this clause 2.6.

3.       NON-COMPLETION FEE

         If either FCF or Teal terminates this agreement under clause 2.4 because the Condition in clause 2.1.2 is not satisfied, then FCF shall pay to Teal a non completion fee of NZ$307,692.31, such fee to be paid to Teal in a lump sum in immediately available cleared funds within 14 days of either party serving written notice on the other party of the termination of this agreement. If FCF is required to pay any amount under this clause 3, the parties must procure that any amount held by Teal's Solicitors under clause 2.5 is paid to FCF. FCF will not be required to pay any amount under this clause 3 where either party is entitled to terminate this agreement under clause 2.4 because the Condition in clause 2.1.1 is not satisfied.

4.       SALE AND PURCHASE

         FCF agrees to sell and Teal agrees to purchase the Trees on the terms and conditions contained in this agreement. The parties further agree to prepare and execute the Related Agreements with the intent that the parties will be able to comply with their respective obligations under clause 7 of this agreement on the Settlement Date.

5.       PURCHASE PRICE AND PAYMENT

         5.1 PRICE FOR TREES: The consideration for the purchase of the Trees is the Purchase Price excluding GST.

         5.2 PAYMENT OF PURCHASE PRICE FOR TREES: The Purchase Price shall be paid or satisfied in US dollars, by the payment of the Purchase Price, less the Sum, by electronic transfer of immediately available cleared funds to a bank account nominated by FCF, such transfer of funds to be received by FCF's bank at the earliest practicable time on the Settlement Date

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Agreement for Sale and Purchase of Trees                                 Page 10

                  (FCF to supply details of its bank account in writing to Teal no later than five Business Days prior to the Settlement
                  Date). The parties acknowledge that Settlement can only take place at a time when banks in both New Zealand and the United States of America are open for business.

         5.3 PURCHASE PRICE LOWEST PRICE: The Parties agree that the Purchase Price plus the GST amount for the Trees is the lowest price within the meaning of section EH 48(3)(a) of the Income Tax Act 1994 that the Parties would have agreed upon as at the date of this agreement for this sale by FCF of the Trees upon the basis of payment in full on the Settlement Date. The parties agree that they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and they will file their tax returns in respect to the Purchase Price accordingly.

         5.4 DEFAULT INTEREST PAID BY TEAL: If from any cause whatever (save FCF's default) any portion of the Purchase Price or the GST Amount (if payable under clause 10.1.2(a)) is not paid on the due date Teal will without prejudice to any of FCF's rights or remedies under this agreement pay to FCF interest at the Default Interest Rate to be calculated daily and compounded monthly on the unpaid portion of the Purchase Price or the GST Amount (if payable under clause 10.1.2(a)) from the due date until payment in full.

         5.5 DEFAULT INTEREST PAID BY FCF: If FCF fails to refund to Teal any part of the Purchase Price and any part of the GST Amount when due, FCF will pay to Teal interest at the Default Interest Rate to be calculated daily and compounded monthly on the amount to be refunded from the due date until payment in full.

6.       PENDING SETTLEMENT

         In respect of the period from execution of this agreement until Settlement ("Period") unless the prior written consent of Teal is given to act otherwise:

         6.1 HARVESTING: FCF will ensure that no harvesting or other removal of Trees is carried out in the Stands;

         6.2 MANAGE TREES: FCF shall manage the Trees in good faith employing the same degree of care and skill as:

                  6.2.1 CONDUCT OF OUR AFFAIRS: FCF employs in the conduct of its own affairs; or

                  6.2.2 HIGHLY COMPETENT MANAGER: a highly competent manager with expertise in large scale commercial plantation forestry management would use in carrying out equivalent obligations;

                  whichever is the higher standard;

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Agreement for Sale and Purchase of Trees                                 Page 11

         6.3 NO DISPOSAL OR ENCUMBRANCE: FCF will ensure that no Trees are disposed of and that no new Encumbrance is created over the Trees (or any of them); and

         6.4 INITIAL MANAGEMENT PLANS: the parties shall undertake negotiations in good faith to agree during the Period on the initial Management Plans.

         6.5 BENEFIT OF ACCESS ARRANGEMENTS: Teal may in the course of due diligence identify access arrangements, rights of way or other easements in the name of FCF or its Affiliates which are appurtenant to the Land, or which are held by FCF or its Affiliates in gross, whether registered or unregistered ("Access Arrangements"), which in Teal's reasonable opinion are desirable to meet the Purpose. The parties shall then use their best endeavours to agree prior to Settlement the basis upon which the benefit of the Access Arrangements will be made available to Teal. Where such agreement has been reached, at Settlement FCF shall deliver documents reasonably acceptable to Teal recording the basis upon which Teal will obtain the benefit of the Access Arrangements.

7.       SETTLEMENT

         7.1 TIME AND PLACE: Settlement will take place at the earliest practicable time on the Settlement Date at the offices of FCF's Solicitors or at another place agreed on by FCF and Teal.

         7.2 POSSESSION AND TITLE: Possession of, and title to, the Trees will be given and taken on Settlement. Subject to Settlement, the benefit of the Trees will accrue to Teal from 2.00pm on the Settlement Date.

         7.3 DELIVERY OF RECORDS ON SETTLEMENT DATE: On Settlement FCF will deliver and make available to Teal, at FCF's offices, possession and control of the Records with the intent that the unencumbered right and interest therein shall pass by delivery.

         7.4 DELIVERY BY FCF: On Settlement, FCF will deliver the following complete and executed documents:

                  7.4.1 FORESTRY RIGHT: the Forestry Right in registrable form;

                  7.4.2 ENCUMBRANCE: unconditional releases from the holders of each Encumbrance over the Trees together with unconditional consent to the creation and registration of the Forestry Right in registrable form;

                  7.4.3 RELATED AGREEMENTS: counterpart copies of the Related Agreements other than the Forestry Right, together with any undertakings or other documents that are required to be delivered as a term of this agreement or which are annexed to, or are required to be provided by FCF or its Affiliates under, the Related Agreements;

Agreement for Sale and Purchase of Trees                                 Page 12

                  7.4.4    MANAGEMENT PLANS: copies of the initial Management
                           Plans;

                  7.4.5 TAX INVOICE: a tax invoice in a form which complies with the GST Act in respect of the supply of the Trees;

                  7.4.6 CAVEATORS' CONSENTS: such caveators' consents in registrable form (if any) as may be necessary to enable the Forestry Right to be registered;

                  7.4.7    UNDERTAKING FROM FLETCHER CHALLENGE INDUSTRIES
                           LIMITED: an undertaking from Fletcher Challenge Industries Limited in the form set out in Annexure Seven together with a guarantee from Fletcher Challenge Industries Limited in the form attached to Annexure Seven;

                  7.4.8 BENEFIT OF ACCESS ARRANGEMENTS: any documents the parties agree FCF is required to deliver to Teal pursuant to clause 6.5, such documents to be delivered in registrable form if that is agreed by the parties under that clause;

                  7.4.9 CHANGE OF NAME: a document recording the change of name of the registered proprietor for Certificates of Title 3B/1235, 46C/457, 46C/459, 71B/957, 51A/143 and
                           11D/1410 (all South Auckland Registry) in registrable form;

                  7.4.10 MATERIAL DOCUMENTS: such other documents material to the transfer of the Trees as may reasonably be required by Teal (and to be notified to FCF, at least 10 Business Days prior to the Settlement Date) and as are reasonably required to be produced on the Settlement Date to complete the sale and purchase of the Trees and registration of the Forestry Right; and

                  7.4.11 OTHER EVIDENCE: such other evidence as Teal may reasonably require (and to be notified to FCF, at least 10 Business Days prior to the Settlement Date) to satisfy Teal that the right and interest to be transferred pursuant to this agreement in the Trees will vest in Teal free from any Encumbrances.

         7.5      TEAL'S OBLIGATIONS: At Settlement Teal shall:

                  7.5.1    PAYMENT: pay FCF the Purchase Price less the Sum; and

                  7.5.2 RELATED AGREEMENTS: deliver to FCF duly executed counterpart copies of the Related Agreements.

8.       DUE DILIGENCE MATTERS

         8.1 ACCESS TO PERSONNEL AND PREMISES: Between the date of this agreement and the Settlement Date FCF will allow Teal and any persons authorised by Teal reasonable access during normal business hours to:

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Agreement for Sale and Purchase of Trees                                 Page 13

                  8.1.1 PERSONNEL ACCESS: the most senior employees of FCF and such other personnel and advisers as may be reasonably nominated by Teal and approved by FCF; and

                  8.1.2    LAND: the Land;

                  for the purpose of carrying out Teal's due diligence review, which may include but shall not be limited to inspecting the Trees and the Land.

         8.2 FULL CO-OPERATION: FCF will cause FCF's officers, employees and professional advisers to co-operate reasonably with Teal.

         8.3 NO INTERFERENCE: In exercising its rights under this clause 8 for the purposes of conducting Teal's due diligence review Teal will ensure that Teal and any person authorised by Teal:

                  8.3.1 INTERFERENCE OR DISRUPTION: ensures the least possible interference or disruption is caused to FCF's operations; and

                  8.3.2 REASONABLE REQUIREMENTS: complies with all reasonable requirements (including any health and safety requirements) of FCF when accessing the Land or any of FCF's premises.

         8.4 PROVISION OF DUE DILIGENCE INFORMATION: From the date of this agreement, FCF will use its reasonable endeavours to supply all information requested in the Due Diligence Information Request to Teal as soon as possible and in any event no later than 20 January 2003 unless the parties agree otherwise in writing. All such information is to be provided on the following terms:

                  8.4.1 INFORMATION IN WRITING: all information is to be distributed in writing to Teal by Richard Parker of FCF;

                  8.4.2    REQUESTS IN WRITING: Any requests by Teal for:

                           (a) INFORMATION NOT PROVIDED: information not yet provided by FCF in response to the Due Diligence Information Request;

                           (b) CLARIFICATION: clarification of information previously provided by FCF; or

                           (c) INFORMATION NOT WITHIN SCOPE: information that is not within the scope of the Due Diligence Information Request;

                           must be sent in writing to Richard Parker or Kevin Cooney of FCF;

Agreement for Sale and Purchase of Trees                                 Page 14

                  8.4.3 NO REQUESTS AFTER 17 FEBRUARY 2003: Teal agrees that it shall not request information for the purposes of clause 2.1.3 after the close of business on 17 February 2003; and

                  8.4.4 NO RESPONSES AFTER 19 FEBRUARY 2003: FCF undertakes to use its reasonable endeavours to respond to all requests for information made by Teal under clause
                           8.4.2 within 5 Business Days of receiving such requests, and for the avoidance of doubt, all such responses must be given by FCF to Teal by the close of business on 19 February 2003.

         8.5 LIST OF ADDITIONAL DUE DILIGENCE INFORMATION: By no later than the close of business on 19 February 2003, the parties must agree in writing on the list of documents included in the Additional Due Diligence Information and on the application of Warranty 1.5.1 or 1.5.2 to the Additional Due Diligence Information, and FCF shall thereafter provide Teal with the agreed list by the close of business on 21_February 2003. If the parties cannot agree on the list, it will be determined under clause 15.

         8.6 COPIES OF MATERIALS: If Settlement does not occur under this agreement, Teal will either, at FCF's option, return to FCF copies of any documents provided by FCF to Teal or destroy the same (and certify to FCF that such has occurred), without taking any further copies of those materials.

9.       RISK

         9.1 RISK: The Trees will be at FCF's sole risk until Settlement and thereafter will be at Teal's sole risk subject to the provisions of any of the Related Agreements providing otherwise.

         9.2 DAMAGE OR DESTRUCTION: In the event that the Trees, or any of the Trees, are damaged or destroyed prior to Settlement, the following provisions shall apply.

                  9.2.1 MORE THAN 10% OF PLANTED AREA: Should, prior to Settlement, the Trees or any Trees (being more than 10% of the Trees by planted area) be materially damaged or destroyed by fire, windthrow or otherwise, then Teal may at its sole discretion either:

                           (a)      TERMINATION: terminate this agreement; or

                           (b) REPLACEMENT TREES: agree with FCF on alternative replacement trees of equal value to be provided by FCF which shall be of no lesser quality, age class and silvicultural condition than the Affected Trees.

                           Where FCF is unable to provide a sufficient quantity of replacement trees of equal value which are of no lesser quality,

Agreement for Sale and Purchase of Trees                                 Page 15

                           age class and silvicultural condition than the Affected Trees, Teal in its sole discretion may agree to accept replacement trees which are of a quality, age class and silvicultural condition which differs from the Affected Trees.

                  9.2.2 LESS THAN 10% OF PLANTED AREA: Should, prior to Settlement, 10% or less by planted area of the Trees be materially damaged or destroyed by fire, windthrow or otherwise, then FCF and Teal shall agree on alternative replacement trees of equal value to be provided by FCF which shall be of no lesser quality, age class and silvicultural condition than the Affected Trees.

                  9.2.3 FAILURE TO AGREE ON REPLACEMENT TREES: Any such replacement trees under clause 9.2.1(b) or 9.2.2 are to comprise stands or part stands situated on the Land and shall be agreed by the parties or, failing agreement within 7 days of a dispute arising, shall be selected by a Forestry Consultant to be selected by agreement between the parties, or failing agreement, by an independent Forestry Consultant to be appointed by the chairman of the Consultants Committee of the New Zealand Institute of Forestry. That Forestry Consultant must provide written undertakings of confidentiality prior to commencement of his or her selection process and must resolve the dispute as an expert and not as an arbitrator. The Forestry Consultant's selection shall be final and binding on FCF and Teal. The costs of the Forestry Consultant must be shared equally by FCF and Teal.

                  9.2.4 CONSEQUENTIAL AMENDMENT TO RELATED AGREEMENTS: Where any agreement or selection pursuant to clauses 9.2.1,
                           9.2.2 or 9.2.3 requires the Related Agreements to be amended to give effect to such agreement or selection, the Related Agreements shall be amended by the parties and the cost of such amendments shall be borne equally, unless the agreement or selection was necessitated by an act or omission of FCF or Teal, in which case the cost of amending the Related Agreements shall be borne by the party at fault.

                  9.2.5 CONSEQUENCES OF TERMINATION: If this agreement is terminated by Teal under clause 9.2.1(a), this agreement (other than clause 16 and clause 3 (but only where the event leading to the termination contemplated in clause 3 precedes the event triggering clause 9.2.1(a)), which will survive termination) will end and no party will have any claim against any other party arising under or in connection with termination.

                  9.2.6 SATISFACTION OF CLAIMS: The provision of any replacement trees under this clause 9 will be in full and final satisfaction of any claims Teal will have arising from the damage or destruction of any Trees.

Agreement for Sale and Purchase of Trees                                 Page 16

10.      GOODS AND SERVICES TAX

         10.1 GST: In addition to the Purchase Price, Teal shall pay to FCF an amount equal to the GST charged on the supply of the Trees under this agreement ("the GST Amount") by either:

                  10.1.1 SET OFF: obtaining written acceptance from the Inland Revenue Department that FCF's liability to account for GST to the Inland Revenue Department on the supply of the Trees is satisfied by Teal assigning to FCF the benefit of Teal's input tax credit in respect of that supply ("Set Off") as contemplated by the Deed of Assignment; or

                  10.1.2 PAYMENT: if the Set Off is not implemented by the Inland Revenue Department on or before the seventh Business Day of the month following the month in which Settlement occurs, or on any other date as agreed by the parties in writing ("Set Off Date") upon Teal receiving a refund from the Inland Revenue Department in respect of the GST charged on the supply of the Trees under this agreement, immediately paying:

                           (a)      GST AMOUNT: the GST Amount to FCF; and

                           (b) INTEREST: any interest (net of tax) that Teal receives from the Inland Revenue Department in respect of that refund to FCF.

         10.2     GST RETURN: Teal will:

                  10.2.1 RETURN: ensure that the GST return for the taxable period in which Settlement occurs is filed on or before the third Business Day of the month following the month in which Settlement occurs;

                  10.2.2 DEDUCTION: claim a GST input tax deduction equal to the GST charged on the supply of Trees under this agreement in that GST return; and

                  10.2.3 RESPOND TO QUERIES: promptly respond to any queries raised by the Inland Revenue Department in respect of that GST input tax deduction.

         10.3 CO-OPERATION: FCF and Teal will co-operate in good faith to ensure that the Set Off is implemented by the Inland Revenue Department before the Set Off Date.

11.      WARRANTIES

         11.1 FCF'S REPRESENTATIONS: FCF represents and warrants to Teal in the terms of the Warranties with the intent that Teal does, in entering into

Agreement for Sale and Purchase of Trees                                 Page 17

                  this agreement, rely on the truth of the statements contained in the Warranties.

         11.2 SEPARATE WARRANTIES: Each Warranty is given as a separate and independent Warranty and except as otherwise expressly provided will not be limited by reference to any other Warranty or by anything in this agreement.

         11.3 WARRANTIES REPEATED: Each Warranty will be deemed to have been repeated and re-affirmed by FCF on Settlement, as if it had been made on and effective as at that time.

         11.4 WARRANTY CLAIMS: If Teal becomes aware of a matter which could give rise to a Warranty claim (which for the avoidance of doubt, requires actual knowledge by Teal of such a matter), FCF is not liable in respect of it unless written notice of the relevant facts is given by Teal to FCF's Solicitors as soon as reasonably practicable and in any event within 40 Business Days of Teal becoming aware of those facts.

         11.5 COMMENCEMENT OF PROCEEDINGS: The liability of FCF in respect of any Warranty claim will absolutely terminate if dispute resolution measures in respect of it have not been commenced within six months of service of written notice of the Warranty claim. This does not apply if FCF has assumed conduct of the Warranty claim in question in accordance with clause 11.18.2.

         11.6 MAXIMUM LIABILITY: FCF's maximum aggregate liability in respect of all breaches of this agreement including, but without limitation, any breach of the Warranties, cannot exceed the Purchase Price plus any GST. Teal's maximum aggregate liability in respect of all breaches of this agreement cannot exceed the Purchase Price plus any GST and any default interest payable under clause 5.4.

         11.7 WARRANTY CLAIM THRESHOLD: No Warranty claim may be made by Teal unless the total of all Warranty claims to be made or which have been made exceed in aggregate NZ$300,000, in which event all Warranty claims individually or in series may be made, but any claim so made will be for all amounts claimed and not just for the amount in excess of NZ$300,000. No individual Warranty claim may be made for an amount less than NZ$30,000.

         11.8 PERIOD FOR WARRANTY CLAIMS: In relation to all Warranties other than Warranties 4, 5 ,7, 10.2, 10.3 and 15, Teal may not make any Warranty claims after 24 months following the Settlement Date. In relation to Warranties 4, 5, 7, 10.2, 10.3 and 15, Teal may make Warranty claims at any time up to the expiry or earlier termination of the Forestry Right.

         11.9     WARRANTIES QUALIFIED: Each Warranty is given subject to:

                  11.9.1 DISCLOSURE LETTER: the matters fairly disclosed in the Disclosure Letter;

Agreement for Sale and Purchase of Trees                                 Page 18

                  11.9.2 AGREEMENT: any matter expressly provided for under this agreement or any Related Agreement or done or omitted to be done after the date of this agreement with Teal's prior written consent;

                  11.9.3 PUBLIC REGISTERS: any matter recorded in any public register in New Zealand and capable of being searched by Teal, whether or not searches of the registers have been made; and

                  11.9.4 INSPECTION: all information that would be reasonably evident on a proper visual inspection of Trees (accepted by FCF as not requiring a tree by tree inspection) whether or not inspections have been made but is otherwise subject to no qualification whatsoever.

         11.10    DISCLOSURE LETTER EXHAUSTIVE:

                  11.10.1 EXPRESS DISCLOSURE: No letter, document or other communication constitutes a disclosure for the purposes of clause 11.9.1, unless it is expressly set down in, or annexed to, the Disclosure Letter.

                  11.10.2 QUALIFICATION OF WARRANTIES: The Disclosure Letter will only be effective to qualify any of the Warranties to the extent it makes fair disclosures of fact relating to identified Warranty section headings.

                  11.10.3 NO PREJUDICE TO CLAIMS: Subject to clauses 11.9 and 11.11.5:

                           (a) INFORMATION REGARDING TREES: no information about the Trees of which Teal has knowledge (actual or constructive) will prejudice any claim which Teal will be entitled to bring or will operate to reduce any amount recoverable by Teal; and

                           (b) NO MODIFICATION OR DISCHARGE DEEMED: none of the Warranties will be deemed in any way modified or discharged by reason of investigation or inquiry made or to be made by or on behalf of Teal.

         11.11 ACKNOWLEDGMENT: Teal acknowledges and agrees to each of the following:

                  11.11.1 ONLY REPRESENTATIONS ETC: the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of FCF and on which Teal may rely in entering into this agreement;

Agreement for Sale and Purchase of Trees                                 Page 19

                  11.11.2 NO OTHER BASIS: no verbal statement, promise or forecast made by or on behalf of FCF may form the basis of, or be pleaded in connection with, any claim by Teal under or in connection with this agreement;

                  11.11.3 FUTURE VALUE: no representation or warranty is given by or on behalf of FCF regarding the future value or financial performance of the Trees;

                  11.11.4 NO IMPLIED WARRANTIES: all representations or warranties implied by any law are expressly excluded to the maximum extent permitted by law; and

                  11.11.5 NO BREACH: as at the date on which the Condition in clause 2.1.3 is satisfied, it has no actual knowledge of any matter or thing which constitutes a breach of any of the Warranties.

         11.12 DUE INQUIRY: Where in Schedule One a Warranty is given "so far as FCF is aware" or "to the best of FCF's knowledge and belief", it is deemed to be given after due and careful inquiries have been made by FCF.

         11.13 BENEFIT: If FCF makes any payment by way of damages for breach of the Warranties and Teal receives any benefit in connection with the circumstances giving rise to the claim in respect of which the payment was made, Teal must, once it has received such benefit, immediately repay to FCF an amount equal to the lesser of the amount of such benefit and the payment.

         11.14 MITIGATION: Teal must not do any act or thing (other than in the ordinary course of business) which may give rise to a Warranty claim which would not otherwise arise.

         11.15    PENDING SETTLEMENT: FCF further undertakes with Teal that:

                  11.15.1 DISCLOSURE: FCF will immediately disclose in writing to Teal any matter or circumstance which may arise or become known to FCF after the date of this agreement and before Settlement which does or may constitute a material breach of, or is materially inconsistent with, any of the Warranties; and

                  11.15.2 NO BREACH OF WARRANTIES: pending Settlement FCF will not do or omit to do or suffer to be done anything whereby any Warranty will or may be materially untrue, misleading or inaccurate as at Settlement.

         11.16    CANCELLATION OF AGREEMENT: If, pending Settlement:

                  11.16.1 FCF BREACH: FCF materially breaches any Warranty or any of FCF's obligations under this agreement; or

Agreement for Sale and Purchase of Trees                                 Page 20

                  11.16.2 NEW CIRCUMSTANCES: any circumstances arise which have the effect of making any of the Warranties materially incorrect or untrue;

                  Teal will be entitled at Teal's absolute discretion to give FCF notice cancelling this agreement at any time before Settlement. This right of cancellation is separate from and additional to any rights conferred on Teal by law or otherwise under this agreement and shall be without prejudice to any claim relating to any cause of action accrued or accruing prior to or in relation to such cancellation.

         11.17 NOTICE OF CANCELLATION: Any notice given under clause 11.16 will be effective as against FCF if given to FCF's Solicitors.

         11.18 THIRD PARTY CLAIMS: If any Warranty claim arises as a result of or in connection with a liability or alleged liability to a third party, then the following applies:

                  11.18.1 AVOIDANCE ETC: Teal must take such action at FCF's cost in all things to avoid, dispute, appeal or compromise the liability as may be requested by FCF;

                  11.18.2 CONDUCT OF APPEALS ETC: FCF is entitled to conduct any appeal, dispute, compromise or defence of the dispute and of any incidental negotiations at FCF's costs in all things;

                  11.18.3 PERSONS AND INFORMATION: Teal must make available to FCF at FCF's costs in all things the persons and all information as FCF may reasonably require for avoiding, disputing, appealing, or compromising any such liability.

         11.19 INDEMNITY BY FCF: FCF shall indemnify Teal and its respective officers, directors, employees and Affiliates against all losses, liabilities, costs, claims, charges, expenses, actions and demands which Teal may incur as a direct result of a breach by FCF of any of the Warranties listed in Schedule One and the reasonable solicitors' costs incurred by Teal in respect of any breach by FCF of any of the Warranties listed in Schedule One including (but without limiting the generality of this clause):

                  11.19.1 RESTORATION COSTS: any cost of correction or restoration to the warranted or covenanted state or condition; and

                  11.19.2 VALUE DIFFERENCE: any difference in value caused by any such breach;

                  provided that nothing expressed or implied in this agreement shall confer any liability on FCF in respect of any indirect, consequential or special loss, damage, cost or expense of any kind including (but not limited to) loss of savings and profit suffered or incurred by Teal as a direct or indirect result of a breach by FCF of any of the Warranties.

Agreement for Sale and Purchase of Trees                                 Page 21

         11.20 PURCHASE PRICE REDUCTION: Any payment FCF is required to make in relation to any breach of Warranty is to be made to Teal in reduction and refund of the Purchase Price and the GST Amount and FCF will issue a credit note as required under section 25 of the GST Act at the time of the payment.

         11.21 NO DOUBLE CLAIMS: Neither party is entitled to claim more than once in respect of any one matter giving rise to a claim under this agreement or any of the Related Agreements.

         11.22 ACCESS: If Teal makes a Warranty claim against FCF, Teal will make available to FCF on a confidential basis, all information, books and records of Teal as FCF may reasonably require for the purposes of answering or defending such Warranty claim. Teal must preserve all documents, books and records and any other information relevant to the matter which may give rise to the Warranty claim.

         11.23 TEAL'S WARRANTIES ON EXECUTION: Teal warrants and represents to FCF that on execution each of this agreement and the Related Agreements will constitute legal, valid and binding obligations enforceable against Teal in accordance with their respective terms.

         11.24 TEAL'S WARRANTIES ON SETTLEMENT: On Settlement Teal warrants and represents to FCF that the Settlement, execution and delivery of this agreement and the Related Agreements and the performance by Teal of its obligations under this agreement and the Related Agreements;

                  11.24.1 VALID AUTHORISATION: will have been validly authorised by all necessary action on the part of Teal;

                  11.24.2  LAW: will not contravene any law binding on it;

                  11.24.3 INCORPORATION DOCUMENTS: will not contravene its incorporation documents.

         11.25 TEAL'S CORPORATE POWERS: Teal warrants and represents to FCF that Teal has and will continue to have the necessary corporate powers to enter into this agreement and the Related Agreements and to perform its obligations under it and the Related Agreements.

         11.26    TEAL'S GST WARRANTIES: Teal warrants and represents that:

                  11.26.1 REGISTERED PERSON: it will be a registered person under the GST Act at Settlement;

                  11.26.2 GROUP COMPANIES: it will not apply to be and will not at any time have applied to be a member of a group of companies for the purposes of subsections 55(2) to 55(7) of the GST Act;

                  11.26.3 CONSOLIDATED GROUP OF COMPANIES: it will not be and will not at any time have been a member of a consolidated

Agreement for Sale and Purchase of Trees                                 Page 22

                           group of companies for the purposes of the Income Tax Act 1994.

12.      COSTS

         Except as expressly provided elsewhere in this agreement, each party is to bear its own costs in connection with the preparation, negotiation and execution of this agreement and the Related Agreements and other documentation contemplated by this agreement.

13.      DELAY

         No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by one party concerning any breach of any other party's obligations under this agreement is to:

         13.1 NO WAIVER: operate as a waiver of or prevent the subsequent enforcement of that obligation; or

         13.2 NO DEEMED WAIVER: be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence of, or a waiver of, any subsequent or other breach.

14.      ASSIGNMENT

         14.1 CONSENT: Subject to clause 14.2, this agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. A party may not assign its rights or transfer its obligations under this agreement to any other person or entity without the prior written consent of the other party (which consent shall not be unreasonably withheld).

         14.2 NOMINATION: Prior to Settlement, Teal may nominate a suitable person or entity to acquire as beneficial owner the Trees and to hold the Forestry Right. Subject to clauses 14.3 and 14.4 of this agreement, from and after such nomination, the person or entity so nominated shall take over all rights, privileges and obligations conferred on or undertaken by Teal under this agreement and the Related Agreements as if such nominated person or entity was Teal. Any nomination must be for this agreement and all the Related Agreements.

         14.3 LIABILITY: Any nomination made pursuant to clause 14.2 of this agreement shall release Teal from its liability under this agreement as principal obligor to FCF for the performance of its obligations under this agreement.

         14.4 DEED: In the case of a request for assignment the assignor shall obtain the execution by the proposed transferee of a deed of covenant to be prepared by the other party's solicitors at the assignor's costs whereby the proposed assignee covenants with the other party to observe and perform all the terms of this agreement and the Related Agreements. In the case

Agreement for Sale and Purchase of Trees                                 Page 23

                  of a nomination made pursuant to clause 14.2, Teal shall obtain the execution by the proposed nominee of a deed of covenant to be prepared by Teal's solicitors at Teal's costs whereby the proposed nominee covenants with FCF to observe and perform all the terms of this agreement and the Related Agreements.

15.      RESOLUTION OF DISPUTES

         In the event of a dispute arising between the parties in relation to this agreement the following provisions will apply.

         15.1 NEGOTIATE: A party claiming that a dispute has arisen concerning this agreement must give notice to the other party specifying the matter in dispute. The parties will use their best endeavours to resolve the dispute by negotiation in good faith. The parties will attend at least one meeting to discuss and attempt to resolve the dispute as a condition precedent to taking any other steps concerning the dispute (including but not limited to commencing any legal proceedings other than an application for injunctive relief). The attendees at such meeting will include the Managing Director of UBS Timber Investors (or nominee) and the Chief Executive Officer of Fletcher Challenge Forests Limited (or nominee). All discussions will be without prejudice and will not be referred to in any later proceedings.

         15.2 ARBITRATION: If the dispute cannot be resolved in accordance with clause 15.1 within ten (10) Business Days after the date of the notice referred to in clause 15.1, then any party may then require (by written notice to the other party) the dispute to be referred to arbitration. If this clause is invoked then the following shall apply.

                  15.2.1 ARBITRATION ACT: The dispute will be referred to arbitration by a sole arbitrator under the provisions of the Arbitration Act 1996. The arbitrator will be agreed upon between the parties within ten (10) Business Days of written notice, or failing agreement, by the President of the New Zealand Law Society or its successor body, or any nominee of the President. In either case, the arbitrator must not be a person who has participated in any informal dispute resolution procedure in respect of the dispute. Any party may request the appointment of an expert to sit with the arbitrator but any such expert shall have an advisory role only and shall not have the authority to make a binding decision. Each of the parties may make submissions to the arbitrator as to the relevant skills and expertise of an appropriate expert, but the selection of an appropriate expert is ultimately at the arbitrator's sole discretion.

                  15.2.2 ARBITRATION IN NEW ZEALAND: The arbitration will take place in New Zealand.

Agreement for Sale and Purchase of Trees                                 Page 24

                  15.2.3 AWARD FINAL: The award in the arbitration including any award by the arbitrator of costs will be final and binding on the parties.

                  15.2.4 AWARD OF INTEREST: The arbitrator may award interest upon any amount due and payable under his or her award at such rate and for such period as he or she considers just, down to the date of the award.

         15.3 PARTIES TO CONTINUE TO PERFORM: Subject to the provisions of clauses 15.1 and 15.2, pending resolution of any dispute or difference, the parties shall continue to perform their respective obligations pursuant to the provisions of this agreement.

         15.4 INJUNCTIVE RELIEF: Nothing in this clause will prevent any party commencing any legal proceedings for injunctive relief.

16.      CONFIDENTIALITY

         Each party will maintain as confidential at all times, and will not at any time, directly or indirectly:

         16.1     DISCLOSE: disclose or permit to be disclosed to any person;

         16.2     USE: use for itself; or

         16.3     USE TO DETRIMENT: use to the detriment of the other party;

         any Confidential Information except:

         16.4 LEGAL REQUIREMENT: subject to clause 16.10, as required by law or regulatory body (including any stock exchange);

         16.5 PUBLIC KNOWLEDGE: as is already or becomes public knowledge, otherwise than as a result of a breach by the party disclosing or using that Confidential Information of any provision of this agreement;

         16.6     AUTHORISED: as authorised in writing by the other party;

         16.7 LENDERS AND UNDERWRITERS: as required to communicate with and make disclosure to institutional lenders to and underwriters for, or potential institutional lenders to and underwriters for, FCF or Teal, provided that the relevant party shall ensure compliance by such persons with this clause 16 and shall be liable for any breach of such obligations by such persons, and in the case of potential institutional lenders or underwriters, to return all such information if the lending to or underwriting is not consummated;

         16.8 AFFILIATES AND ADVISERS: as required to communicate with and make disclosure to Affiliates of the parties or the parties' or the Affiliates' respective advisers who have a legitimate need to know the information

Agreement for Sale and Purchase of Trees                                 Page 25

                  in order to perform activities connected with this agreement or the Related Agreements, and provided that the relevant party shall ensure compliance by such persons with this clause 16 and shall be liable for any breach of such obligations by such persons; or

         16.9 OTHER: to the extent reasonably required by this agreement (and, without limiting the effect of this clause, a party may disclose Confidential Information only to those of its officers, employees or professional advisers, on a "need to know" basis, as is reasonably required for the implementation of this agreement).

         16.10 CONSULTATION: In the event that one party (the first party) is required by law or stock exchange reporting obligations to disclose Confidential Information, such disclosure may be made only after the other party (the second party) has been notified and, subject to timing obligations imposed by law or the relevant stock exchange, has been given every reasonable opportunity to consult with the first party as to timing and the content of any such disclosure. In consulting with the second party, the first party shall act in good faith and give reasonable consideration to the second party's requests.

         16.11 FCF'S SAFEGUARDS: If requested, FCF will document to the reasonable satisfaction of Teal the internal safeguards it will put in place to meet its confidentiality obligations under this clause 16.

17.      SEVERABILITY

         Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this agreement or affecting the validity or unenforceability of such provision in any other jurisdiction.

18.      LIMITED RECOURSE

         FCF undertakes and agrees as follows.

         18.1 TEAL'S ASSETS: FCF will look only to the assets held by Teal or the benefit of any insurance maintained by Teal to satisfy the obligations or liabilities of Teal to FCF hereunder or otherwise.

         18.2 LIMITATION OF LIABILITY: None of the Affiliates of Teal, direct or indirect holders of securities or debt of Teal, nor any of their respective officers, directors, or employees, shall be liable for the obligations of Teal to FCF.

         18.3 NO ACTIONS OR PROCEEDINGS: FCF shall not commence any action or proceeding against any of the persons referred to in subclause 18.2 for the purpose of enforcing the obligations of Teal.

19.      NOTICES

Agreement for Sale and Purchase of Trees                                 Page 26

         19.1 DELIVERY OF NOTICE: All notices and other communications required or permitted under this agreement shall be in writing. Any written notice required under this agreement must be signed by a duly authorised senior representative of any party giving the notice and will be deemed validly given if:

                  19.1.1   PERSONAL DELIVERY: delivered personally;

                  19.1.2   DOMESTIC POST: sent by prepaid post; or

                  19.1.3   FACSIMILE: sent by facsimile transmission,

                  addressed to the recipient at the address or facsimile number set out below (as applicable) or to any other address or facsimile number that a party may notify to the other parties by like notice.

                  TEAL:  if to Teal to:

                  Teal 4 Limited
                  C/- UBS Warburg New Zealand Equities Limited
                  P O Box 45
                  Auckland 1000
                  Level 23 Qantas Building
                  191 Queen Street
                  Auckland
                  For: Michael Edgar
                  Facsimile: (09) 913 4751

                  With a copy to:

                  UBS Timber Investors
                  Trade Center, 4th Floor
                  24 Airport Road
                  West Lebanon
                  NH 03784
                  United States of America
                  For: Peter Mertz
                  Facsimile: (001) 603 298 7620

                  And with a copy to:

                  Foley Hoag LLP
                  155 Seaport Blvd
                  Boston, MA 02210
                  United States of America
                  For: Jim Smith
                  Facsimile: (001) 617 832 7000

                  FCF:  if to FCF, to:

                  Fletcher Challenge Forests Industries Limited

Agreement for Sale and Purchase of Trees                                 Page 27

                  8 Rockridge Avenue
                  Penrose
                  Private Bag 92036
                  Auckland Mail Centre
                  Auckland
                  For: The Chief Executive Officer
                  Facsimile: (09) 571 9870

                  With a copy to:

                  Fletcher Challenge Forests Industries Limited
                  8 Rockridge Avenue
                  Penrose
                  Private Bag 92036
                  Auckland Mail Centre
                  Auckland
                  For: The Company Secretary
                  Facsimile: (09) 571 9872

         19.2 TIME OF RECEIPT: No written communication will be effective until received. Without limiting any other ways for a party to prove that another party has received a notice, a notice or other written communication under this agreement, will be treated as received:

                  19.2.1 PERSONAL DELIVERY: if delivered personally, when left with an apparently responsible person at the recipient's address;

                  19.2.2 PREPAID POST: if sent by prepaid post three (3) Business Days (if posted within New Zealand to an address in New Zealand), or ten (10) Business Days (if posted by prepaid airmail from country to country) after the date of posting;

                  19.2.3 REGISTERED POST: if sent by registered post, on acknowledgment of receipt by or on the recipient's behalf;

                  19.2.4 AIR COURIER DELIVERY: if sent by air courier delivery, on acknowledgment of receipt by or on the recipient's behalf; or

                  19.2.5 FACSIMILE: if sent by facsimile, on the sender's receipt of a transmission report indicating that the facsimile was sent in its entirety to the recipient's facsimile number;

                  but, if the delivery or receipt is not on a Business Day or after 5.00pm (local time) on any Business Day, the notice will be treated as received by the recipient at 9.00am (local time) on the next Business Day.

         19.3 COPIES OF NOTICES: If a party is required by any term of this agreement to give a copy of a notice or other communication to a third party, the failure to give the copy of it to a third party will not affect the effectiveness of that notice or communication to a party.

Agreement for Sale and Purchase of Trees                                 Page 28

20.      ENTIRE AGREEMENT

         20.1 SUPERSEDES AND REPLACES: This agreement together with the Management Agreement, Forestry Right, Infrastructure Agreement and Wood Supply Agreement contain the entire agreement between the parties in connection with the subject matter hereof and supersede and replace all prior negotiations, agreements or representations, whether oral or written, between them with respect thereto.

         20.2 INCONSISTENCY: Except as expressly provided in this agreement, if there is any inconsistency between this agreement and the Related Agreements, this agreement will prevail.

21.      MODIFICATION

         This agreement may not be amended or modified except by written agreement signed by the parties.

22.      WAIVER

         No provision of this agreement may be waived except in writing by the party granting the waiver and then only in the specific instance and for the specific purpose for which given.

23.      COUNTERPARTS

         23.1 GENERAL: This agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute only one and the same agreement.

         23.2 FACSIMILE EXCHANGE: The parties acknowledge that this agreement may be executed on the basis of any exchange of facsimile copies and confirm that their respective execution of this agreement by such means shall be a valid and sufficient execution. The parties acknowledge that any execution of this agreement by facsimile will be followed by execution of the engrossments of this agreement.

24.      FURTHER ASSURANCES

         The parties shall execute and deliver such further and other documents and instruments and do such other things as may be reasonably necessary to implement and carry out the intent and purpose of this agreement.

25.      NO MERGER

         The parties acknowledge that the covenants, representations, undertakings and agreements contained herein shall not merge upon Settlement and that the same shall endure for the benefit of the party entitled thereto notwithstanding Settlement pursuant to the provisions of this agreement.

26.      APPLICABLE LAW

Agreement for Sale and Purchase of Trees                                 Page 29

         26.1 NEW ZEALAND LAW: The law applicable to this agreement including all submissions to arbitration shall be the law of New Zealand and the parties irrevocably and unconditionally agree to submit to and be bound by the jurisdiction of the courts and tribunals of New Zealand.

         26.2 NON EXCLUSIVE JURISDICTION: The submission to jurisdiction in clause 26.1 does not (and is not to be construed to) limit the rights of a party to take proceedings against the other party in another court of competent jurisdiction, nor is the taking of proceedings in one or more jurisdictions to preclude the taking of proceedings in another jurisdiction whether concurrently or not.

27.      NO PARTNERSHIP

         None of the provisions of this agreement are deemed to constitute a partnership or joint venture between the parties and neither party has any authority to bind or to pledge the credit of the other party in any way except as expressly provided in this agreement.

In witness of which this agreement has been executed.

SIGNED by FLETCHER CHALLENGE
FORESTS INDUSTRIES LIMITED by:

____________________________________         ___________________________________
Full name of director/authorised             Signature of director/authorised
signatory                                    signatory

____________________________________         ___________________________________
Full name of director/authorised             Signature of director/authorised
signatory                                    signatory

WITNESS:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness

Agreement for Sale and Purchase of Trees                                 Page 30

SIGNED by TEAL 4 LIMITED by:

____________________________________         ___________________________________
Full name of attorney                        Signature of attorney

WITNESS:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness

               CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY

I, MICHAEL EDGAR, of Auckland, hereby certify:

1. THAT by Deed dated 17 December 2002, Teal 4 Limited, appointed me its attorney on the terms and subject to the conditions set out in such Deed.

2. THAT at the date hereto I have not received any notice or information of the revocation by any means whatsoever of such appointment.

SIGNED at Auckland                  )
this 15 day of January 2003         )

                                  SCHEDULE ONE

                                   WARRANTIES

This schedule contains the representations and warranties given under clause 11 of the Agreement.

1. ALL INFORMATION TRUE: So far as FCF is aware, all information (excluding any financial budgets, financial forecasts or financial projections):

         1.1 THIS AGREEMENT: contained in this agreement is complete and accurate in all respects;

         1.2 DISCLOSURE LETTER: contained in the Disclosure Letter is complete and accurate in all material respects;

         1.3 OTHER INFORMATION: provided in the Additional Due Diligence Information was complete and accurate in all material respects when given.

         In this Warranty 1:

         1.4 COMPLETE: "complete" means that all material information in the possession of FCF in relation to the relevant item of information has been supplied to Teal; and

         1.5      ACCURATE: "accurate" means:

                  1.5.1 DERIVED FROM SAMPLING ETC: where in accordance with industry practice the relevant information is derived from sampling, statistical analysis, estimation or other similar methods and tools, that in deriving the information, FCF has applied accepted industry practice and standards; or

                  1.5.2    NO MATERIAL ERRORS: in every other case where clause
                           1.5.1 does not apply, does not contain any material errors; and

                  1.5.3 NOT MISLEADING: is not, to FCF's actual knowledge (which for the purposes of this clause shall include the knowledge of the Specified Persons), misleading in any material respect.

2.       STANDING: FCF is a company registered pursuant to the Companies Act
         1993.

3.       POWER OF ENTERING INTO AGREEMENT

         3.1 ON SETTLEMENT: On Settlement, execution and delivery of this agreement and the Related Agreements and the performance by FCF of its obligations under this agreement and the Related
                  Agreements:

Agreement for Sale and Purchase of Trees                                 Page ii

                  3.1.1 VALID AUTHORISATION: will have been validly authorised by all necessary action on the part of FCF;

                  3.1.2    LAW: will not contravene any law binding on it;

                  3.1.3 INCORPORATION DOCUMENTS: will not contravene its incorporation documents;

                  3.1.4 OTHER AGREEMENTS: will not contravene the provisions of or constitute a default under any other agreement to which it is a party or by which any of its Trees are bound; and

                  3.1.5 CORPORATE POWERS: FCF will have and continue to have the necessary corporate powers to enter into this agreement and the Related Agreements and perform its obligations under it and the Related Agreements.

         3.2 ON EXECUTION: On execution each of this agreement and the Related Agreements will constitute legal, valid and binding obligations enforceable against FCF in accordance with their respective terms.

4.       NO ENCUMBRANCES: FCF:

         4.1 NOT CREATED: has not created or agreed to create or suffered to arise any Encumbrance over any of the Trees and is not aware of the existence or likelihood of any such Encumbrance arising; and

         4.2 CLEAR TITLE: will at Settlement have, full legal and beneficial interest in and title, free from Encumbrance, to all the Trees.

5.       INSOLVENCY:

         5.1 RECEIVERS: No receiver or manager of all or part of the Land or the Trees has been appointed or is threatened or expected to be appointed.

         5.2 LAND AND TREES: There is no unsatisfied judgment or award outstanding against FCF concerning any of the Land or the Trees and no execution or process of any court or authority has been issued against or levied or enforced on FCF concerning any of the Land or the Trees.

6. NO BREACH OF AGREEMENTS: So far as FCF is aware, no agreement to which FCF is a party concerning the Trees will be determined or adversely affected by reason of the Trees' transfer to Teal.

7.       NO LITIGATION:

         7.1 PROCEEDINGS: FCF is not involved in any litigation, arbitration, prosecution or other legal proceedings involving the Land or the Trees ("Proceedings"), whether as plaintiff, defendant or otherwise, and, so far as FCF is aware, there are no Proceedings pending or threatened.

Agreement for Sale and Purchase of Trees                                Page iii

         7.2 CLAIMS: So far as FCF is aware, there are no claims, facts or events which are likely to give rise to any Proceedings.

         7.3 INQUIRIES: FCF is not, concerning the Trees, involved in (and, so far as FCF is aware, no facts or events exist which are likely to cause FCF to be involved in or come before) any inquiry, whether convened by a governmental, regulatory or territorial board of inquiry or commission or any other administrative body or organisation (whether judicial or quasi-judicial).

8. NO BREACH OF STATUTES: So far as FCF is aware, it has not done or omitted to do any act or thing which is or could be in contravention of the provisions of any statute or statutory regulations applicable to the Land or the Trees, and all statutory, territorial and other mandatory requirements applicable to the Land have been complied with and there are no such requirements which have not been complied with.

9.       ENVIRONMENTAL MATTERS:

         9.1      WARRANTY: In this warranty:

                  9.1.1 ENVIRONMENT: "Environment" means the environment or surroundings including (without limitation) air (including, without limitation, that within natural or man-made structures, whether above or below ground), water (including, without limitation, territorial and inland waters, natural water, drains and sewers) and land (including, without limitation, river bed under any water as described above, surface land and sub-surface land);

                  9.1.2 ENVIRONMENTAL LAW: "Environmental Law" means environmental law as defined in clause 1 of this agreement; and

                  9.1.3 SUBSTANCE: "Substance" includes (without limitation) any solid, liquid, gas, noise, or electro-magnetic or other radiation.

         9.2      LAND AND TREES: In respect of the Land and the Trees:

                  9.2.1 CONSENTS: FCF has obtained and complied with all consents necessary under Environmental Law and so far as FCF is aware, no notification or indication (formal or informal) has been received that further consents or remedial action may be required, or that any existing consent may be withdrawn, restricted, amended, not renewed, not renewed in full, or otherwise affected;

                  9.2.2 OTHER CIRCUMSTANCES: so far as FCF is aware, no circumstances exist that may lead to, or be included in, any investigation, inquiry, order, decree, judgment, notice or other communication nor to the withdrawal, limitation, restriction, amendment, non-renewal or non-renewal in full of any consent.

Agreement for Sale and Purchase of Trees                                 Page iv

10.      TREES

         10.1 MANAGEMENT OF TREES: Prior to date of execution of this agreement, FCF has managed the Trees in good faith employing the same degree of care and skill as FCF employs in the conduct of its own affairs.

         10.2 EXCLUSIVE OCCUPATION: Other than is disclosed in the Disclosure Letter, FCF has exclusive occupation and quiet enjoyment of the Land as at the date of this agreement.

         10.3 BEST OF KNOWLEDGE AND BELIEF: In respect of the Trees, to the best of the knowledge and belief of FCF:

                  10.3.1 LEGAL BOUNDARIES: all of the Trees are situated within the legal boundaries of the Land; and

                  10.3.2 MATERIAL DISPUTES: there are no material disputes with any adjoining or neighbouring owner with respect to any such Trees or the use of the Land and there are no facts or circumstances which are likely to give rise to any such dispute.

11.      FOREST STEWARDSHIP COUNCIL CERTIFICATION

         FCF has Forest Stewardship Council Certification in relation to its management of the Trees and the Land at the date of this agreement, and, subject to the parties agreeing otherwise, will up to the Settlement Date, use its reasonable endeavours to ensure that it maintains such certification.

12.      NO RIGHTS AT SETTLEMENT

         On Settlement, there will be no forestry rights other than the Forestry Right or other matters materially affecting the rights of FCF or its successors and assigns in respect of the Trees.

13.      NO FENCING ACT 1978 CLAIM

         So far as FCF is aware, FCF has not received any written notice nor does it have any knowledge of a claim or claims by owners or occupiers of any land contiguous to the Land pursuant to the Fencing Act 1978 which could require it to erect or repair a fence between the Land and any contiguous land.

14.      TREATY OF WAITANGI CLAIMS

         To the best of FCF's knowledge no claims have been made in respect of the Land under the Treaty of Waitangi Act 1975 and there are no ongoing disputes or discussions with Tangata Whenua concerning sites of cultural, spiritual or historical significance to Tangata Whenua, other than those set forth in the Disclosure Letter.

Agreement for Sale and Purchase of Trees                                  Page v

15.      RATES ETC

         There will be no arrears of general rates or water rates or charges levies and other outgoings charged or assessed in respect of the Land and FCF will not be in arrears with respect to rates or other charges, levies and other outgoings which have been lawfully imposed on FCF as occupier of the Land.

16.      GEOTHERMAL ARRANGEMENTS

         The Geothermal Arrangements represent the only agreements and arrangements concerning or touching upon geothermal exploration or development activities or rights in relation to the Land.

                                  ANNEXURE ONE

                                 FORESTRY RIGHT

                                  ANNEXURE TWO

                            INFRASTRUCTURE AGREEMENT

                                 ANNEXURE THREE

                              MANAGEMENT AGREEMENT

                                  ANNEXURE FOUR

                              WOOD SUPPLY AGREEMENT

                                  ANNEXURE FIVE

                     DEED OF ASSIGNMENT OF GST INPUT CREDIT

This DEED is made on

BETWEEN           Teal 4 Limited (TEAL)

AND               Fletcher Challenge Forest Industries Limited (FCF)

BACKGROUND

A. Teal will carry on a forestry business upon completion of the Agreement.

B.       Teal is GST registered.

C.       FCF is GST registered.

D. FCF has entered into an agreement selling certain parts of its forestry business to Teal.

E. The Inland Revenue Department will be asked to allow the GST liability payable by FCF to the Inland Revenue Department and the corresponding and equivalent GST input tax credit available to Teal to be offset.

F.       The parties have agreed as set out below.

IT IS AGREED:

1.       INTERPRETATION

         In this deed unless the context indicates otherwise:

         1.1      DEFINITIONS:

         "AGREEMENT" means the Agreement for Sale and Purchase of Trees between Teal and FCF dated [ ].

         "ASSIGNED TAX CREDIT" means any GST input tax credit (which includes any GST refund or reduction in a GST liability otherwise due to the Inland Revenue Department) that Teal is to claim in respect of its acquisition of the Trees.

         "GST" means tax as defined in the Goods and Services Tax Act 1985.

         "TREES" means the Trees as defined in the Agreement which are supplied by FCF to Teal.

                                                                         Page ii

         1.2 Words which are capitalised and which are not otherwise defined in this Deed shall have the meaning of those words as they are defined in the Agreement.

         1.3 If there is any inconsistency between this Deed and the Agreement, this Deed is to prevail.

2.       THE ASSIGNMENT

         2.1 Teal hereby assigns absolutely to FCF the Assigned Tax Credit in payment of an equal amount in respect of Teal's obligation to pay GST to FCF. FCF accepts such payment.

         2.2 Teal will do all things reasonably necessary for FCF to obtain the full benefit of the Assigned Tax Credit, including executing any further documents or instruments necessary to vest the full benefit of the Assigned Tax Credit in FCF.

         2.3 Any amount received by Teal in respect of the Assigned Tax Credit (including any interest (net of tax) that Teal receives from the Inland Revenue Department in respect of that amount) is to be held by Teal on trust for FCF and paid to FCF under clause 3. Teal's obligation to pay any amount under clause 3 will not be limited in any way by the extent of any amount held by Teal on trust for FCF under this clause 2.3.

3.       PAYMENT OF GST SHORTFALL

         To the extent (if any) that, notwithstanding the assignment of the Assigned Tax Credit, the Agreement requires Teal to pay an amount to FCF in respect of the GST on the supply of the Trees, Teal will pay in cash any such amount to FCF in accordance with the terms of the Agreement.

                                                                        Page iii

EXECUTION

EXECUTED as a deed


SIGNED by TEAL 4 LIMITED by:

____________________________________         ___________________________________
Full name of attorney                        Signature of attorney

WITNESS:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness

SIGNED by FLETCHER CHALLENGE
FORESTS INDUSTRIES LIMITED by:

____________________________________         ___________________________________
Full name of director/authorised             Signature of director/authorised
signatory                                    signatory

____________________________________         ___________________________________
Full name of director/authorised             Signature of director/authorised
signatory                                    signatory

WITNESS:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness

                                  ANNEXURE SIX

                   DUE DILIGENCE INFORMATION REQUESTED BY TEAL

STAND RECORDS

Forest description by stand including the year of establishment, area, GF rating, harvesting classification, current stocking, tending history and lead distances to Taupo, Kinleith, Mt Maunganui, Rotorua and Kawerau

List of stands and their associated yield tables

MAPPING INFORMATION

MAPPING INFORMATION

Location map of each forest showing for all stands within the age class range, defined as 1982 and earlier for Teal 4.

    -    Latest orthophoto or digital aerial photography
         Maps showing

    -    Stand boundaries

    -    River/water courses

    -    Native vegetation (including Tasman and New Zealand Accord areas)

    -    Any Wahi Tapu sites, and other sites of cultural significance.

    -    Roads

    -    Plot locations of latest PHI and MRI as well as PSPs.

AUDIT REQUIREMENTS

UBS through CFK will select a sample of stands and the appropriate GIS layers. FCF are to firstly provide a listing of all available GIS layers from which CFK will select their information requirements. CFK will require as a minimum for the information to be provided in Arc View shape files, the following:

    -    Stand Boundaries and stocked areas

    -    Relevant Orthophoto or digital photography (and control points).

    -    Roads and Landing information

    -    Areas (ha)

    -    Native vegetation, and river/water courses

RESOURCE DESCRIPTION

STAND INFORMATION

Stand information, showing for the

    - Pruned logs PLI, checking classification and information on resin pockets.

    -    Structural classification for each stand.

    - Other log quality investigations that have been carried out including any customer feedback.

    - Information relating actual sale grades to the SOP family grades used in the yield tables that relates to Teal 4

                                                                         Page ii

INVENTORY

    - One liner individual plot summaries for the latest MRI or PHI undertaken.

    - Individual plot information for PHI undertaken to enable existing inventory to be "grown on"

GROWTH AND YIELD

    -    Harvest Reconciliation Information
         All clear fell harvest reconciliations from 1st January 2001 that have been done, comparing actual outturn to PHI/ Yield table projections.

    -    PSP Data
         Data from PSP measurements from age 15 through until age 30

    -    Growth Models
         Copies of all relevant growth models

ENVIRONMENTAL

COPIES OF RESOURCE CONSENTS

Copies of all current resource consents, their date of expiry, as well as any reviews and special conditions including all supporting material. All relevant information in relation to any breaches of consent together with details of the relevant local authority's enforcement actions.

All relevant information in relation to other resource consents obtained in the past 2 years but no longer current

NATIVE VEGETATION

All relevant information in relation to of any native vegetation, and in particular areas protected under the Tasman or New Zealand accord, or that for part of the reserve cover for FSC accreditation. All relevant information in relation to any special management requirements.

CULTURAL SITES

    - All relevant information in relation to any Wahi Tapu sites. This will include their location, any Historic Places requirements, and management implications

    - All relevant information in relation to any other sites of cultural or historical significance to Maori or Pakeha, whether registered or not. This will include their location, any Historic Places requirements, and management implications

    - All relevant information in relation to any contaminated sites whether registered or not

COMPLIANCE

All relevant information in relation to any notice or demand received and any knowledge of any requisition or outstanding requirement:

    -    imposed by any local or government authority; and/or

    -    given by any person under the Resource Management Act 1991.

All relevant information in relation to any consent or waiver in relation to any application under the Resource Management Act 1991 which directly or indirectly affects the affected land.

                                                                        Page iii
FOREST HEALTH

    - From 1 January 1998 details of the annual New Zealand Forest Owners forest health surveys and details of Dothistroma surveys and control.

    - Details of any other material forest health issues, including nutrients, previous or current disease or pest occurrences

    - History of fire/ wind damage in the forests, including major events as well as smaller more localised events

ACCESS

ROADS

For roads on the Land and adjoining land

    -    Map showing access roads available to access the stands

    - Map showing roads including off highway roads where access by UBS may be restricted by FCF for commercial reasons together with supporting documentation

    - Map showing roads where access is restricted for legal reasons together with the supporting documentation

    - Map showing where roads are not available because upgrading is required.

OTHER ACCESS

All relevant information in relation to, together with location maps or sketches of any non-registered (formal or informal):

    -    Access arrangements either across the Land or adjoining land or to it;

    - Agreements or other arrangements either indirectly or directly affecting the Land or adjoining land whether a burden or benefit (including site protection and access to individuals or groups for the purposes of food gathering, native vegetation harvesting, hunting, etc)

RESTRICTED ACCESS

All relevant information in relation to any restricted areas (eg. research areas, research plots) within the stands allocated to Teal 4.

FOREST COSTS

Provide for the last two years operations on a unit cost basis details of the actual:

    -    Harvesting costs, by compartment/stand

    -    Transport costs by destination

    -    Road line salvage costs by compartment/stand

    -    Road and landing construction

    -    Maintenance costs

PRICES

Details for the last two years by month of actual prices to an identified price point received by log grade broken down into internal and external domestic markets, and Log prices by grade on an FOB basis for export markets.

                                                                         Page iv

GEOTHERMAL RIGHTS

All relevant information concerning any geothermal energy rights in relation to the Land (whether registered or not) granted to third parties.

                                 ANNEXURE SEVEN

             UNDERTAKING FROM FLETCHER CHALLENGE INDUSTRIES LIMITED

In consideration of Teal 4 Limited entering into the Agreement for Sale and Purchase of Trees ("the Agreement") with Fletcher Challenge Forests Industries Limited, Fletcher Challenge Industries Limited agrees to grant a guarantee to Teal 4 Limited of Fletcher Challenge Forests Industries Limited's obligations and liability under the Agreement and the Related Agreements in the form attached and undertakes to Teal 4 Limited that during the term of the Forestry Right Fletcher Challenge Industries Limited shall:

1. ensure that Fletcher Challenge Industries Limited maintains net assets in any year of the Forestry Right in an amount not less than the Purchase Price;

2. provide to Teal 4 Limited a copy of the audited financial statements of Fletcher Challenge Forests Limited and its group, as soon as they become available for release;

3. provide to Teal 4 Limited a certificate from the Chief Financial Officer of Fletcher Challenge Forests Limited, issued no later than five months after the end of the financial year of Fletcher Challenge Forests Limited, confirming that as at the end of that financial year the net assets of Fletcher Challenge Industries Limited are no less than the Purchase Price;

4. no later than the end of December in each year provide to Teal 4 Limited a copy of the unaudited financial statements of Fletcher Challenge Industries Limited.

5. Fletcher Challenge Industries Limited represents and warrants to Teal 4 Limited on execution and delivery of this undertaking and the guarantee given under this undertaking that this undertaking and the guarantee given under this undertaking:

         (a) will have been validly authorised by all necessary action on the part of Fletcher Challenge Industries Limited;

         (b)      will not contravene any law binding on it;

         (c)      will not contravene its incorporation documents;

         (d) will not contravene the provisions of or constitute a default under any other agreement to which it is a party;

         (e) will constitute legal, valid and binding obligations enforceable against Fletcher Challenge Industries Limited in accordance with their respective terms;

         and that Fletcher Challenge Industries Limited will have and continue to have the necessary corporate powers to enter into this undertaking and the guarantee given under this undertaking and perform its obligations under this undertaking and the guarantee given under this undertaking.

                                                                         Page ii

All calculations of net assets required to be carried out pursuant to this undertaking must be made using those accounting principles used for the preparation of the financial statements of Fletcher Challenge Forests Limited

Capitalised terms have the meaning ascribed to them in the Agreement.

EXECUTED AS A DEED by Fletcher Challenge Industries Limited by:

____________________________________         ___________________________________
Full name of director/authorised             Signature of director/authorised
signatory                                    signatory

____________________________________         ___________________________________
Full name of director/authorised             Signature of director/authorised
signatory                                    signatory

Witness:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness

DEED OF GUARANTEE AND INDEMNITY

BETWEEN

FLETCHER CHALLENGE INDUSTRIES LIMITED

AND

TEAL 4 LIMITED (OR NOMINEE)

                                                         [SIMPSON GRIERSON LOGO]

                                TABLE OF CONTENTS

1.     INTERPRETATION.....................................................    1
2.     GUARANTEE..........................................................    2
3.     LIABILITY NOT TO BE AFFECTED.......................................    3
4.     PAYMENTS...........................................................    4
5.     SUSPENSION OF RIGHTS...............................................    5
6.     REPRESENTATIONS AND WARRANTIES.....................................    6
7.     UNDERTAKINGS.......................................................    6
8.     COSTS..............................................................    7
9.     RELEASE............................................................    7
10.    SET-OFF............................................................    7
11.    NOTICES............................................................    7
12.    CURRENCY INDEMNITY.................................................    9
13.    GENERAL............................................................   10
14.    CONFIDENTIALITY....................................................   11

GUARANTEE AND INDEMNITY dated the                                           2003

PARTIES

1.       FLETCHER CHALLENGE INDUSTRIES LIMITED ("Guarantor")

2.       TEAL 4 LIMITED (OR NOMINEE) ("Beneficiary")

THIS DEED WITNESSES:

1.       INTERPRETATION

         In this Guarantee, unless the context indicates otherwise:

         1.1      DEFINITIONS:

                  "BUSINESS DAY" means a day on which registered banks are open for banking business in Auckland, excluding Saturdays, Sundays and public holidays;

                  "CONFIDENTIAL INFORMATION" means any information disclosed by the Guarantor to the Beneficiary on the express basis that such information is confidential;

                  "DEBTOR" means Fletcher Challenge Forests Industries Limited;

                  "DEFAULT INTEREST RATE" means default interest rate as that term is defined in clause 1 of an agreement for sale and purchase of trees between the Debtor and the Beneficiary dated [ ] ("Agreement");

                  "GUARANTEE" means this guarantee and indemnity;

                  "GUARANTEED MONEY" means all money which the Debtor presently is, or at any time becomes, actually or contingently liable to pay to the Beneficiary under the Agreement and any of the Related Agreements;

                  "GUARANTEED OBLIGATIONS" means all obligations (whether present or future) of the Debtor to the Beneficiary under the Agreement and any of the Related Agreements;

         1.2      GENERAL:

                  (a) words denoting the singular include the plural and vice versa;

                  (b)      words denoting any gender includes all genders;

Guarantee and Indemnity                                                   Page 2

                  (c) references to any document (however described) will include references to that document as modified, varied, novated, supplemented or replaced from time to time;

                  (d) headings and the table of contents are for convenience only and will not affect interpretation; and

                  (e) capitalised terms not defined in this Guarantee shall have the meaning ascribed to them in the Agreement.

2.       GUARANTEE

         2.1 GUARANTEE: The Guarantor guarantees to the Beneficiary the due and punctual payment by the Debtor of the Guaranteed Money and the due and punctual performance of the Guaranteed Obligations.

         2.2 PAYMENT ON DEFAULT: If the Debtor defaults in the due and punctual payment of any of the Guaranteed Money, the Guarantor will pay that money to the Beneficiary on demand.

         2.3 PRINCIPAL DEBTOR: The Guarantor's obligations under this Guarantee are:

                  (a) principal obligations and may be enforced against the Guarantor without the Beneficiary being required to exhaust any remedy it may have against the Debtor or to enforce any security the Beneficiary may hold with respect to the Guaranteed Money; and

                  (b)      unconditional and irrevocable.

         2.4 CONTINUING GUARANTEE: This Guarantee is a continuing guarantee for the Guaranteed Money. It is not discharged by any payment or anything else, and remains in full force until the Beneficiary has executed and delivered a release to the Guarantor.

         2.5 REINSTATEMENT: If any payment received by the Beneficiary on any account of the Guaranteed Money is or may be avoided by law (despite a release having been executed and delivered by the Beneficiary):

                  (a) the Guarantor's obligation to have made such payment will be deemed not to have been affected or discharged under this Guarantee or any other security given to the Beneficiary; and

                  (b) the Beneficiary and the Guarantor will, in any such case, be deemed to be restored to the position in which each would have been, and will be entitled to exercise the rights they respectively would have had, if that payment had not been made.

Guarantee and Indemnity                                                   Page 3

3.       LIABILITY NOT TO BE AFFECTED

         The liability of the Guarantor under this Guarantee shall not be abrogated, prejudiced or affected by any of the following:

         3.1 GRANTING OF TIME ETC: the granting of time, credit or any indulgence or other concession to the Debtor or the Guarantor or any other guarantor of the Debtor or to any other person by the Beneficiary;

         3.2 FAILURE TO DEMAND: any failure by the Beneficiary to present, demand or give notice in respect of any negotiable instrument;

         3.3 COMPOUNDING ETC: any compounding, compromise, release, abandonment, waiver, variation, relinquishment or renewal of any agreements, securities, documents of title, assets, or of the rights of the Beneficiary against the Debtor or the Guarantor or any other person;

         3.4 ACTS OR OMISSIONS: anything done or omitted or neglected to be done by the Beneficiary in exercise of the authorities, powers and discretions vested in the Beneficiary by this Deed;

         3.5 SECURITY OR LAW: any security or law or any other dealing, matter or thing which but for this provision might operate to abrogate, prejudice or affect the Guarantee (it being the intention of the parties that the Guarantee and obligations of the Guarantor shall be absolute and unconditional in any and all circumstances);

         3.6 OTHER LIABILITY CEASING: the liability of any other guarantor of the Debtor or any other person ceasing from any cause whatsoever (including release or discharge by the Beneficiary);

         3.7 JOINT OR SIMILAR GUARANTEES: any other person joining in this or giving any similar Guarantee and/or indemnity;

         3.8 LIQUIDATION OF DEBTORS ETC: the liquidation or bankruptcy of the Debtor or any other guarantor of the Debtor or any other person;

         3.9 INCOMPETENCE OF OTHERS ETC: any other guarantor of the Debtor or any other person being incompetent to give any other Guarantee or any collateral security or failing to become legally bound in whole or in part under any of them respectively;

         3.10 SECURITIES VOID ETC: any security from time to time held or taken in respect of the indebtedness or obligations of the Debtor or the Guarantor or any other guarantor of the Debtor or any other person to the Beneficiary being void, defective or informal or being released, partially released, discharged, partially discharged or varied in any way;

         3.11 FAILURE TO PROVIDE SECURITY: failure of the Debtor or the Guarantor or any other guarantor of the Debtor or any other person to provide any security which has been stipulated by the Beneficiary;

Guarantee and Indemnity                                                   Page 4

         3.12 VARIATIONS: any variation of this Guarantee and Indemnity and/or any other Guarantee and/or indemnity given in relation to any of the Guaranteed Money and/or any of the Guaranteed Obligations;

         3.13 FAILURE TO GUARANTEE ETC: any person intended to Guarantee payment of the Guaranteed Money and/or performance of the Guaranteed Obligations failing or refusing to do so;

         3.14 CLAIMS: any claim that the Beneficiary has not fully realised all securities held by it in respect of the Guaranteed Money and/or the Guaranteed Obligations or has not realised any of such securities in a manner so as to maximise their realisable value; or

         3.15     OTHER MATTERS: any other matter or thing whatsoever.

4.       PAYMENTS

         4.1 PAYMENT: The Guarantor will make each payment to the Beneficiary under this Guarantee in funds which are freely transferable and immediately available for disbursement on the day of payment.

         4.2 NO DEDUCTIONS: All payments by the Guarantor to the Beneficiary under this Guarantee will be made free of any restriction or condition and, except to the extent required by law, without deduction or withholding of any nature whether by way of set-off, counterclaim or otherwise.

         4.3      GROSS UP: If:

                  (a) the Guarantor is required by law to make any deduction or withholding from any amount paid or payable by it to the Beneficiary under this Guarantee; or

                  (b) the Beneficiary is required by law to make any deduction, withholding, or payment on, or calculated by reference to, any amount received or receivable by it under this Guarantee for or on account of tax (except on account of tax on overall net income of the Beneficiary) or otherwise, then the amount payable by the Guarantor in respect of which such deduction, withholding or payment is required to be made will be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment, the Beneficiary receives and retains (free from any liability in respect of any such deduction, withholding or payment) a net amount equal to the amount which it would have received and so retained had no such deduction, withholding or payment been required to be made.

Guarantee and Indemnity                                                   Page 5

         4.4      NOTIFY BENEFICIARY: The Guarantor will:

                  (a) notify the Beneficiary immediately if it is required to make any deduction or withholding;

                  (b) ensure that such deduction or withholding does not exceed the legal minimum; and

                  (c) pay the amount required to be deducted or withheld to the applicable taxation or other authority before the date on which penalties attach.

         4.5 TAX RECEIPTS: The Guarantor will deliver to the Beneficiary promptly, on receipt, a copy of the receipt issued by the applicable taxation or other authority or other evidence satisfactory to the Beneficiary evidencing that such deduction or withholding has been made.

         4.6 INTEREST: The Guarantor will pay to the Beneficiary on demand interest on all amounts payable by the Guarantor from the due date to the date of actual receipt by the Beneficiary. Such interest will accrue and be calculated on a daily basis (after as well as before judgment) at the Default Interest Rate. Interest will be compounded at monthly intervals.

5.       SUSPENSION OF RIGHTS

         5.1 Until the Guaranteed Money has been paid and discharged in full, the Guarantor will not, without the consent of the
                  Beneficiary:

                  (a) take any steps to enforce a right or claim against the Debtor in respect of any money paid by the Guarantor to the Beneficiary under this Guarantee; or

                  (b) have or exercise any rights in competition with the Beneficiary (including any right of subrogation or indemnity).

         5.2 BENEFICIARY AUTHORISED TO PROVE: Until the Beneficiary shall have received one hundred cents in the dollar in respect of the indebtedness of the Debtor in relation to the Guaranteed Money, the Guarantor authorises the Beneficiary to:

                  (a) prove or claim for all money which the Guarantor has paid or are otherwise owing to the Guarantor and have not been repaid by the Debtor or any other guarantor of the Debtor or any other person; and

                  (b) retain and to carry to a suspense account and appropriate at the discretion of the Beneficiary any amount received.

         5.3 GUARANTOR'S WAIVER OF RIGHTS: So far as is necessary to give effect to anything contained or implied in this Guarantee and to ensure that the whole of the Guaranteed Money and Guaranteed Obligations are paid or

Guarantee and Indemnity                                                   Page 6

                  satisfied or performed in full, the Guarantor waives in favour of the Beneficiary all rights whatever against the Beneficiary, the Debtor, any other guarantor of the Debtor or any other person or their or its estate and assets. Such waiver extends to and includes rights of subrogation, contribution and marshalling.

6.       REPRESENTATIONS AND WARRANTIES

         6.1 REPRESENTATIONS: The Guarantor represents and warrants to the Beneficiary that:

                  (a) the Guarantor has taken all necessary corporate action to authorise the performance of, and compliance with, its obligations under this Guarantee; and

                  (b) the Guarantor has not taken any security interest or benefit from the Debtor for or in consideration of assuming the obligations contained under this Guarantee or any part of them.

                  (c) the Guarantor is solvent and able to pay the Guarantor's indebtedness as it falls due.

         6.2 NO RELIANCE: The Guarantor confirms that it has not executed this Guarantee as a result of or in reliance on any promise, representation, statement or information of any kind or nature whatever given by the Beneficiary.

         6.3 NO DISCLOSURE: Subject to the Agreement and the Related Agreements, the Guarantor confirms that the Beneficiary was not, before execution of this Guarantee and is not in the future, liable to do anything (including disclosing any information to the Guarantor) relating to the affairs of the Debtor or any transactions of the Debtor with the Beneficiary.

         6.4 CONTINUING: The representations and warranties in this clause 6 will be deemed to be repeated continuously at all times during which this Guarantee remains in effect by reference to the facts and circumstances then existing.

7.       UNDERTAKINGS

         The Guarantor will:

         7.1 INFORMATION: provide the Beneficiary within five Business Days of receiving a reasonable request from the Beneficiary with such information relating to its financial condition, business, assets or affairs as is relevant to the performance of its obligations under this Guarantee provided however that the Guarantor is under no obligation to provide information that it considers, in its absolute discretion, disclosure of which would be a breach of any applicable Stock Exchange Listing Rules; and

Guarantee and Indemnity                                                   Page 7

         7.2 PROCEEDINGS: give the Beneficiary prompt notice of any litigation, or proceedings affecting it or any of its business, assets or affairs.

8.       COSTS

         The Guarantor will pay the Beneficiary on demand for all reasonable costs and expenses (including reasonable legal costs) in connection with:

         8.1      ENFORCEMENT: the enforcement of this Guarantee; and

         8.2 AMENDMENT ETC: any amendment to, or any consent, waiver or release of this Guarantee requested by the Guarantor.

9.       RELEASE

         The Beneficiary will not be obliged to execute a release of this Guarantee unless it is satisfied that:

         9.1 GUARANTEED MONEY PAID: all of the Guaranteed Money has been paid; and

         9.2 NO PAYMENT AVOIDED: no payment affecting or relating to the Guaranteed Money is or may be avoided under any law relating to insolvency or otherwise.

10.      SET-OFF

         The Beneficiary is authorised to apply (without prior notice or demand) any credit balance of the Guarantor on any account or any money owed by the Beneficiary to the Guarantor towards satisfaction of the Guaranteed Money or any money due and unpaid by the Guarantor to the Beneficiary under this Guarantee.

11.      NOTICES

         11.1 DELIVERY OF NOTICE: All notices and other communications required or permitted under this Guarantee shall be in writing. Any written notice required under this Guarantee must be signed by a duly authorised senior representative of any party giving the notice and will be deemed validly given if:

                  (a)      delivered personally;

                  (b)      sent by prepaid post; or

                  (c)      sent by facsimile transmission,

                  addressed to the recipient at the address or facsimile number set out below (as applicable) or to any other address or facsimile number that a party may notify to the other parties by like notice.

Guarantee and Indemnity                                                   Page 8

                  BENEFICIARY:  If to the Beneficiary to:

                  Teal 4 Limited
                  C/- UBS Warburg New Zealand Equities Limited
                  P O Box 45
                  Auckland 1000
                  Level 23 Qantas Building
                  191 Queen Street
                  Auckland
                  For: Michael Edgar
                  Facsimile: (09) 913 4751

                  With a copy to:

                  UBS Timber Investors
                  Trade Center, 4th Floor
                  24 Airport Road
                  West Lebanon
                  NH 03784
                  United States of America
                  For: Peter Mertz
                  Facsimile: (001) 603 298 7620

                  And with a copy to:

                  Foley Hoag LLP
                  155 Seaport Blvd
                  Boston, MA 02210
                  United States of America
                  For: Jim Smith
                  Facsimile: (001) 617 832 7000

                  GUARANTOR: If to the Guarantor, to:

                  Fletcher Challenge Industries Limited
                  8 Rockridge Avenue
                  Penrose
                  Private Bag 92036
                  Auckland Mail Centre
                  Auckland
                  For: The Chief Executive Officer
                  Facsimile: (09) 571 9870

                  With a copy to:

                  Fletcher Challenge Industries Limited
                  8 Rockridge Avenue
                  Penrose
                  Private Bag 92036
                  Auckland Mail Centre
                  Auckland

Guarantee and Indemnity                                                   Page 9

                  For: The Company Secretary
                  Facsimile: (09) 571 9872

         11.2 TIME OF RECEIPT: No written communication will be effective until received. Without limiting any other ways for a party to prove that another party has received a notice, a notice or other written communication under this Guarantee, will be treated as received:

                  (a) if delivered personally, when left with an apparently responsible person at the recipient's address;

                  (b) if sent by prepaid post three (3) Business Days (if posted within New Zealand to an address in New Zealand), or ten (10) Business Days (if posted by prepaid airmail from country to country) after the date of posting;

                  (c) if sent by registered post, on acknowledgment of receipt by or on the recipient's behalf; or

                  (d) if sent by air courier delivery, on acknowledgment of receipt by or on the recipient's behalf; or

                  (e) if sent by facsimile, on the sender's receipt of a transmission report indicating that the facsimile was sent in its entirety to the recipient's facsimile number;

                  but, if the delivery or receipt is not on a Business Day or after 5.00pm (local time) on any Business Day, the notice will be treated as received by the recipient at 9.00am (local time) on the next Business Day.

         11.3 COPIES OF NOTICES: If a party is required by any term of this Guarantee to give a copy of a notice or other communication to a third party, the failure to give the copy of it to a third party will not affect the effectiveness of that notice or communication to a party.

12.      CURRENCY INDEMNITY

         If, at any time and for any reason, an amount payable by the Guarantor under or in respect of this Guarantee ("Relevant Amount") is converted into and received by the Beneficiary in a currency ("Payment Currency") other than the contractual currency of payment under the Agreement ("Contractual Currency") then the Guarantor will indemnify the Beneficiary and will hold the Beneficiary harmless against, and will pay the Beneficiary on demand the amount certified by the Beneficiary as being the amount required to compensate it for, the loss suffered as a result of any discrepancy between:

         12.1 CONTRACTUAL CURRENCY RECEIVED: the amount of the Contractual Currency which the Lender receives on converting the amount it receives in the Payment Currency into an amount in the Contractual Currency in accordance with its usual practice; and

Guarantee and Indemnity                                                  Page 10

         12.2     RELEVANT AMOUNT: the Relevant Amount in the Contractual
                  Currency.

13.      GENERAL

         13.1 CERTIFICATE: The certificate of the Beneficiary as to any amount or fact which might reasonably be expected to be within the Beneficiary's knowledge will be prima facie evidence of such matter or fact.

         13.2 SEVERABILITY: Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guarantee or affecting the validity or unenforceability of such provision in any other jurisdiction.

         13.3 DELAY: No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by the Beneficiary in exercising all or any of its rights, remedies and powers or concerning any breach of any of the Guarantor's obligations under this Guarantee is to:

                  (a) operate as a waiver of or prevent the subsequent enforcement of any such rights, remedies, powers or obligations; or

                  (b) be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence of, or a waiver of, any subsequent or other breach.

         13.4 MODIFICATION: This Guarantee may not be amended or modified except by written agreement signed by the parties.

         13.5 WAIVER: Any consent, waiver or acknowledgement by the Beneficiary under this Guarantee must be in writing and any such consent, waiver or acknowledgment shall only be effective in the specific instance and for the specific purpose given.

         13.6 ADDITIONAL TO OTHER SECURITIES: This Guarantee is in addition to and not in substitution for any other security, undertaking or right which the Beneficiary may now or subsequently have in respect of the Guaranteed Money and/or the Guaranteed Obligations. This Guarantee may be enforced against the Guarantor or any other Guarantor of the Debtor without first having recourse to any such securities, undertaking or rights and without taking any steps or proceedings against the Debtor. It may be enforced notwithstanding that any other security, undertaking or right may be in whole or in part unenforceable by reason of any rule of law or equity and notwithstanding any laches, acts, omissions or delays on the part of the Beneficiary.

         13.7     APPLICABLE LAW:

                  (a) The law applicable to this Guarantee shall be the law of New Zealand and the parties irrevocably and unconditionally agree to

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Guarantee and Indemnity                                                  Page 11

                           submit to and be bound by the jurisdiction of the courts and tribunals of New Zealand.

                  (b) The submission to jurisdiction in clause 13.7(a) does not (and is not to be construed to) limit the rights of the Beneficiary to take proceedings against the Guarantor in another court of competent jurisdiction, nor is the taking of proceedings in one or more jurisdictions to preclude the taking of proceedings in another jurisdiction whether concurrently or not.

14.      CONFIDENTIALITY

         The Beneficiary will maintain as confidential at all times, and will not at any time, directly or indirectly:

         14.1     DISCLOSE: disclose or permit to be disclosed to any person;

         14.2     USE: use for itself; or

         14.3     USE TO DETRIMENT: use to the detriment of the other party;

         any Confidential Information except:

         14.4 LEGAL REQUIREMENT: subject to clause 14.10, as required by law or regulatory body (including any stock exchange);

         14.5 PUBLIC KNOWLEDGE: as is already or becomes public knowledge, otherwise than as a result of a breach by the Beneficiary of any provision of this deed;

         14.6     AUTHORISED: as authorised in writing by the Guarantor;

         14.7 LENDERS AND UNDERWRITERS: as required to communicate with and make disclosure to institutional lenders to and underwriters for, or potential institutional lenders to and underwriters for the Beneficiary provided that the Beneficiary shall ensure compliance by such persons with this clause 14 and shall be liable for any breach of such obligations by such persons, and in the case of potential institutional lenders or underwriters, to return all such information if the lending to or underwriting is not consummated;

         14.8 AFFILIATES AND ADVISERS: as required to communicate with and make disclosure to Affiliates of the Beneficiary or the Beneficiary's or the Affiliates' respective advisers who have a legitimate need to know the information in order to perform activities connected with this deed, the Agreement or the Related Agreements, and provided that the relevant party shall ensure compliance by such persons with this clause 14 and shall be liable for any breach of such obligations by such persons; or

         14.9 OTHER: to the extent reasonably required by this deed (and, without limiting the effect of this clause, the Beneficiary may disclose

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Guarantee and Indemnity                                                  Page 12

                  Confidential Information only to those of its officers, employees or professional advisers, on a "need to know" basis, as is reasonably required for the implementation of this deed).

         14.10 CONSULTATION: In the event that the Beneficiary is required by law or stock exchange reporting obligations to disclose Confidential Information, such disclosure may be made only after the Guarantor has been notified and, subject to timing obligations imposed by law or the relevant stock exchange, has been given every reasonable opportunity to consult with the Beneficiary as to timing and the content of any such disclosure. In consulting with the Guarantor, the Beneficiary shall act in good faith and give reasonable consideration to the Guarantor's requests.

         14.11 THE BENEFICIARY'S SAFEGUARDS: If requested, the Beneficiary will document to the reasonable satisfaction of the Guarantor the internal safeguards it will put in place to meet its confidentiality obligations under this clause 14.

Executed as a deed.

SIGNED by FLETCHER CHALLENGE INDUSTRIES LIMITED by:

____________________________________         ___________________________________
Full name of director/authorised             Signature of director/authorised
signatory                                    signatory

____________________________________         ___________________________________
Full name of director/authorised             Signature of director/authorised
signatory                                    signatory

WITNESS:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness

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Guarantee and Indemnity                                                  Page 13

SIGNED by TEAL 4 LIMITED (OR
NOMINEE) by:

____________________________________         ___________________________________
Full name of director/authorised             Signature of director/authorised
signatory                                    signatory

____________________________________         ___________________________________
Full name of director/authorised             Signature of director/authorised
signatory                                    signatory

WITNESS:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness